UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

NN, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	(2)	Form, Schedule or Registration Statement No.:

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NN, Inc.	www.nninc.com
6210 Ardrey Kell Road phone: 980-264-4300 • fax: 980-264-4389

April 6, 2020

Dear Stockholder:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders of NN, Inc., which will be held on Wednesday, May 20, 2020, at 10:00 a.m., local time, at the Hilton Garden Inn Charlotte Waverly, 7415 Waverly Walk Avenue, Charlotte, North Carolina 28277.

Stockholders will be asked to vote on the matters described in the enclosed Proxy Statement. You are urged to read the Proxy Statement carefully before voting.

You may vote on the matters brought before the Annual Meeting by: (i) completing and mailing the enclosed proxy card; (ii) telephone; (iii) Internet; or (iv) appearing in person and voting at the Annual Meeting. Voting instructions are printed on your proxy card. Your vote is important. We encourage you to vote by proxy, even if you plan to attend the Annual Meeting.

Sincerely,

Warren A. Veltman
President and Chief Executive Officer

NN, INC.

6210 Ardrey Kell Road

Charlotte, North Carolina 28277

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of NN, Inc., a Delaware corporation, will be held on Wednesday, May 20, 2020, at 10:00 a.m., local time, at the Hilton Garden Inn Charlotte Waverly, 7415 Waverly Walk Avenue, Charlotte, North Carolina 28277, for the following purposes:

(1)	To elect the three Class I directors and the three Class III directors each named herein to serve for a term of one year;

(2)

To approve the issuance of our common stock in accordance with the Nasdaq Marketplace Rules 5635(b) and 5635(d) upon (i) conversion or redemption of our Series B Convertible Preferred Stock, and (ii) exercise of warrants, in each case, issued pursuant to that certain Securities Purchase Agreement, dated December 5, 2019, by and among us and the investors named therein;

(3)	To cast an advisory (non-binding) vote to approve the compensation of our named executive officers;

(4)	To cast an advisory (non-binding) vote to ratify the selection of PricewaterhouseCoopers LLP as our registered independent public accounting firm for the fiscal year ending December 31, 2020; and

(5)	To vote on any other business as properly may come before the Annual Meeting.

Our Board of Directors recommends a vote “FOR ALL” director nominees in Item 1 and “FOR” Items 2, 3 and 4, and for any business that may properly come before the Annual Meeting, subject to the discretion of the appointed proxies. Details regarding each of the first four items are contained in the accompanying Proxy Statement.

The record date for the Annual Meeting is March 24, 2020. If you hold shares of our common stock at the close of business on March 24, 2020, you are entitled to vote at the Annual Meeting.

We intend to hold the Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19); we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our website at www.nninc.com for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT.

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY VOTE BY TELEPHONE, BY INTERNET, OR COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

By Order of the Board of Directors,

Matthew S. Heiter
Secretary
Charlotte, North Carolina
April 6, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 20, 2020

Our Proxy Statement for the Annual Meeting is available at www.proxyvote.com.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting. For more complete information regarding our performance during 2019, please review our Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the Securities and Exchange Commission on March 16, 2020.

2020 Annual Meeting Information

Time and Date:	10:00 a.m., local time on Wednesday, May 20, 2020

Location:	Hilton Garden Inn Charlotte Waverly, 7415 Waverly Walk Avenue, Charlotte, North Carolina 28277

Record Date:	March 24, 2020

Voting:

Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each other proposal to be voted on. On the record date, there were 42,767,168 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting.

How to Vote

We encourage you to vote by proxy, even if you plan to attend the Annual Meeting. It is very important that you vote in order to play a part in our future. You can vote using one of the following methods:

•	Completing and mailing the enclosed proxy card;
•	By telephone at (800) 690-6903;
•	By Internet at www.proxyvote.com; and
•	In person at the Annual Meeting.

If you own shares through a bank, broker, trustee, nominee, or other institution, they will provide you with our Proxy Statement and any other solicitation materials, as well as instructions on how to vote.

Items of Business for Annual Meeting

Proposal	Proposal Description	Voting Recommendation
Proposal I	Election of the three Class I directors and the three Class III directors each named herein to serve for a term of one year	“FOR ALL”

Proposal II

Approval of the issuance of our common stock in accordance with the Nasdaq Marketplace Rules 5635(b) and 5635(d) upon (i) conversion or redemption of our Series B Convertible Preferred Stock, and (ii) exercise of warrants, in each case, issued pursuant to that certain Securities Purchase Agreement, dated December 5, 2019, by and among us and the investors named therein (the “Purchase Agreement”)

“FOR”

Proposal III	Advisory (non-binding) vote to approve the compensation of our named executive officers	“FOR”
Proposal IV	Advisory (non-binding) vote to ratify the selection of PricewaterhouseCoopers LLP as our registered independent public accounting firm	“FOR”

Director Nominees

The following table provides summary information about each director nominee to be voted on at the Annual Meeting:

Name	Age	Director Since	Positions with Company	Committee Memberships(1)	Independent
Raynard D. Benvenuti	64	2020	Director	AC, CC	Yes
Christina E. Carroll	54	2019	Director	AC, GC	Yes
David K. Floyd	59	2016	Director	CC, GC	Yes
Jeri J. Harman	62	2019	Director	CC, GC	Yes
Steven T. Warshaw	71	1997	Director	AC, CC	Yes
Thomas H. Wilson, Jr.	58	2019	Director	AC, GC	Yes

(1)	AC – Audit Committee; CC – Compensation Committee; GC – Governance Committee

Corporate Governance Summary

We are committed to good corporate governance, which promotes the long-term interests of our stockholders, strengthens accountability for our Board of Directors and management, and helps build public trust in us. Highlights of our corporate governance policies and practices include:

•	All independent directors, except for our Chief Executive Officer;
•	Independent presiding Chairman of the Board of Directors;
•	Standing committees consist entirely of independent directors;
•	Risk oversight by our Board of Directors and our standing committees;
•	Regular executive sessions of independent directors;
•	Executive compensation driven by pay-for-performance philosophy;
•	Majority voting for uncontested director elections;
•	Limits on directors’ service on other public company boards and audit committees;
•	Incentive compensation recoupment (clawback) policy applicable to any equity awards issued under our compensation plans;
•	Director and executive stock ownership guidelines;
•	Engagement of compensation consultant, Willis Towers Watson, to support our efforts of further aligning executive compensation with our stockholders’ interests; and
•	Beginning at the 2021 annual meeting of stockholders, annual election of all directors of the Company.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: EACH OF THE ANNUAL REPORT, NOTICE OF ANNUAL MEETING AND PROXY STATEMENT IS AVAILABLE AT WWW.PROXYVOTE.COM.

PROXY STATEMENT

FOR

2020 ANNUAL MEETING OF STOCKHOLDERS

NN, INC.

6210 Ardrey Kell Road

Charlotte, North Carolina 28277

Proxies are being solicited by the Board of Directors of NN, Inc., or the Board, in connection with the 2020 Annual Meeting of Stockholders of NN, Inc., or the Annual Meeting. Your vote is very important. For this reason, our Board is requesting that you allow your shares to be represented at the Annual Meeting by the proxies named on the enclosed proxy card.

In connection with our solicitation of proxies, as permitted by the rules and regulations adopted by the U.S. Securities and Exchange Commission, or the SEC, we are making this proxy statement for the Annual Meeting, or this Proxy Statement, the enclosed proxy card and our Annual Report on Form 10-K for the year ended December 31, 2019 available to stockholders electronically via the Internet at the following website: www.proxyvote.com. Beginning on or about April 9, 2020, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, that contains instructions on how stockholders may access and review all of the proxy materials and how to vote. Also, beginning on or about April 9, 2020, we are mailing printed copies of the proxy materials to stockholders that previously requested printed copies or who meet certain ownership thresholds. If you receive a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. If you receive a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

In this Proxy Statement, terms such as “NN,” the “Company,” “we,” “us” and “our” refer to NN, Inc. The mailing address of our executive office is 6210 Ardrey Kell Road, Charlotte, North Carolina 28277. Our website is www.nninc.com. Information from our website is not incorporated by reference into any portion of this Proxy Statement.

Annual Meeting Date, Time and Location

The Annual Meeting will be held on Wednesday, May 20, 2020, at 10:00 a.m., local time, at the Hilton Garden Inn Charlotte Waverly, 7415 Waverly Walk Avenue, Charlotte, North Carolina 28277.

Record Date

Stockholders of record of our common stock, par value $0.01 per share, or the common stock, as of the close of business on March 24, 2020, or the Record Date, will be entitled to vote at the Annual Meeting. On the Record Date, 42,767,168 shares of common stock were issued and outstanding.

Voting

Each share of common stock outstanding on the Record Date is entitled to one vote on each matter submitted to a vote at the Annual Meeting. We encourage you to vote by proxy, even if you plan to attend the Annual Meeting. Your vote is important. You can vote your shares using one of the following methods and by following the instructions that are printed on your proxy card:

•	Completing and mailing the enclosed proxy card;
•	By telephone at (800) 690-6903;
•	By Internet at www.proxyvote.com; and

•	In person at the Annual Meeting.

Voting for Stockholders of Record

If on the Record Date your shares were registered directly in your name with our transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted.

If you vote by proxy and your proxy card is incomplete, or if you do not provide instructions with respect to any of the proposals, the appointed proxy will vote “FOR ALL” director nominees in Proposal I (Election of Directors) and “FOR” Proposal II (Approval of the Issuance of Our Common Stock in Accordance with the Nasdaq Marketplace Rules 5635(b) and 5635(d) upon (i) Conversion or Redemption of Our Series B Convertible Preferred Stock, and (ii) Exercise of Warrants, in Each Case, Issued Pursuant to the Purchase Agreement), Proposal III (Advisory (Non-Binding) Vote to Approve the Compensation of our Named Executive Officers), Proposal IV (Ratification of Selection of our Registered Independent Public Accounting Firm), and pursuant to the appointed proxy’s discretion for any other business properly brought before the Annual Meeting. If your proxy card is unclear as to how you intended to vote (e.g., multiple selections are made for one proposal), your proxy will be voted pursuant to the discretion of the appointed proxy.

Voting for Beneficial Owners

If on the Record Date your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization maintaining your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent. If you plan to attend the Annual Meeting, you will need to bring a valid proxy from the organization maintaining your account to vote your shares at the Annual Meeting.

If you hold your shares in street name, and do not provide instructions, your shares may constitute “broker non-votes” on certain proposals. Generally, broker non-votes occur on a non-routine proposal where a broker is not permitted to vote on that proposal without instructions from the beneficial owner. Broker non-votes are counted as present for purposes of determining whether there is a quorum, but are not counted for purposes of determining whether a matter has been approved. If you properly submit a proxy card to the organization maintaining your account, but do not provide voting instructions, that organization will be able to vote your shares on Proposal IV (Ratification of Selection of our Registered Independent Public Accounting Firm); however, that organization will not be permitted to vote your shares on Proposal I (Election of Directors), Proposal II (Approval of the Issuance of Our Common Stock in Accordance with the Nasdaq Marketplace Rules 5635(b) and 5635(d) upon (i) Conversion or Redemption of Our Series B Convertible Preferred Stock, and (ii) Exercise of Warrants, in Each Case, Issued Pursuant to the Purchase Agreement) or Proposal III (Advisory (Non-Binding) Vote to Approve the Compensation of our Named Executive Officers). As a result, if you do not provide voting instructions to the organization maintaining your account, your shares will have no effect on the outcome of the election of directors, the approval of the issuance of our common stock in accordance with the Nasdaq Marketplace Rules 5635(b) and 5635(d) upon (i) conversion or redemption of the Company’s Series B Convertible Preferred Stock, and (ii) exercise of warrants, in each case, issued pursuant to the Purchase Agreement, or the advisory vote to approve the compensation of our named executive officers.

Quorum

A quorum must be present in order for business to be conducted at the Annual Meeting. A quorum consists of at least a majority of the outstanding shares of common stock on the Record Date. Shares represented at the Annual Meeting in person or by proxy will be counted in determining whether a quorum exists. If you abstain or withhold your vote, your shares will be treated as present and entitled to vote in determining the presence of a quorum. Broker non-votes will be counted as present at the Annual Meeting for quorum purposes, but not voted on non-routine proposals. Our Inspector of Elections will tabulate the votes and determine whether a quorum is present. On the Record Date, there were 42,767,168 shares of common stock outstanding and entitled to vote. Thus, 21,383,585 shares of common stock must be represented by stockholders present in person or by proxy at the Annual Meeting to have a quorum.

Election Process and Majority Voting Standard

Our bylaws provide that the number of directors will be determined by the Board, which has currently set the number at nine.  However, as previously announced, David L. Pugh will retire from the Board and has tendered his resignation effective as of the date of the Annual Meeting.  Upon his retirement, the size of the Board will automatically be reduced from nine to eight directors.  There are no limits on the number of terms a director may serve because we believe that term limits may cause the loss of experience and expertise important to the optimal operation of the Board. However, to ensure that the Board remains composed of high-functioning members able to keep their commitments to Board service, the Governance Committee evaluates the qualifications and performance of each incumbent director before recommending the nomination of that director for an additional term.

With respect to director nominees in Proposal I (Election of Directors), you may vote “FOR ALL” to vote for all nominees, “WITHHOLD ALL” to withhold authority for all nominees, or “FOR ALL EXCEPT” to withhold authority for one or more specified nominees. Our bylaws provide for a majority voting standard in uncontested elections. This means that in an election of directors where the number of nominees does not exceed the number of directors to be elected, each director must receive more votes cast “FOR” the nominee than votes cast to “WITHHOLD AUTHORITY” for the nominee to be elected. If a director is not elected, he or she has agreed to submit a letter of resignation to the Board. The Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the resignation taking into account the recommendation of the Governance Committee and publicly disclose its decision and its rationale within ninety days of the certification of the election results. A director who tenders his or her resignation will not participate in the decisions of the Governance Committee or the Board that concern the resignation.

Soliciting Proxies

The entire cost of this proxy solicitation is being paid by the Company. In addition to solicitation by mail, our officers and employees, without additional remuneration, may solicit proxies by telephone, facsimile transmission or personal contact. Brokerage firms, banks, dealers or other similar organizations will be requested to forward soliciting material to the beneficial owners of shares held by them of record and they will be reimbursed for any expenses that they incur.

Proxies

Shares represented by a properly executed proxy will be voted at the Annual Meeting in the manner specified. In the absence of specific instructions, shares represented by a properly executed proxy will be voted “FOR” each of the nominees named herein for election to the Board named in this Proxy Statement, “FOR” the issuance of our common stock in accordance with the Nasdaq Marketplace Rules 5635(b) and 5635(d) upon (i) conversion or redemption of our Series B Convertible Preferred Stock, and (ii) exercise of warrants, in each case, issued pursuant to the Purchase Agreement, “FOR” the advisory (non-binding) resolution to approve the compensation of our named executive officers, and “FOR” ratification of the selection of PricewaterhouseCoopers LLP to serve as our registered independent public accounting firm for 2020.

If you are an authorized officer, partner or other agent voting shares on behalf of a corporation, limited liability company, partnership or other legal entity owning common stock, you should sign the accompanying proxy card in the entity name and indicate your name and title. If you are an agent, attorney, guardian or trustee submitting a proxy card on behalf of a registered stockholder, you should also indicate your title with your signature. If you own common stock with multiple parties, each party should sign the proxy card. If common stock is registered in the name of a decedent and you are an executor, or an administrator of the decedent’s estate, you should sign the accompanying proxy card, indicate your title following your signature, and attach legal instruments showing your qualification and authority to act in this capacity.

Revoking a Proxy

You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date;
•	You may send a written notice that you are revoking your proxy to NN, Inc., 6210 Ardrey Kell Road, Charlotte, North Carolina 28277, Attention: Secretary; or
•	You may attend the Annual Meeting and notify the election officials that you wish to revoke your proxy and vote in person. Attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by a brokerage firm, bank, dealer or similar organization, you should follow the instructions provided by that organization.

Other Matters

Our Board does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice, and it is not aware of any business that any other persons intend to bring before the Annual Meeting. Should any such matter requiring a vote of the stockholders arise, the enclosed form of proxy confers upon the persons named therein the discretionary authority to vote the shares represented by the proxy as they deem appropriate.

Votes Required

Proposal I: Election of Directors. Directors are elected by a majority of the votes cast in person or by proxy. This means that the number of votes cast “FOR” the nominee must exceed the votes cast to “WITHHOLD AUTHORITY” for the nominee. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election. If a nominee fails to receive more “FOR” votes than votes cast to “WITHHOLD AUTHORITY,” and is an incumbent director, the nominee is required to tender his or her resignation to the Board for consideration.

Proposal II: Approval of the Issuance of Our Common Stock in Accordance with the Nasdaq Marketplace Rules 5635(b) and 5635(d) upon (i) Conversion or Redemption of Our Series B Convertible Preferred Stock, and (ii) Exercise of Warrants, in Each Case, Issued Pursuant to the Purchase Agreement. To be approved, this matter must receive the affirmative vote of a majority of the votes cast on this proposal. Abstentions and broker non-votes will have no impact on the vote for this proposal.

Proposal III: Advisory (Non-Binding) Vote to Approve the Compensation of our Named Executive Officers. To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the effect of an “AGAINST” vote on this matter. A broker non-vote will have no impact on the vote for this proposal.

Proposal IV: Ratification of Selection of our Registered Independent Public Accounting Firm. To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the effect of an “AGAINST” vote on this matter. There will not be a broker non-vote with regard to this proposal.

Submission of Stockholder Proposals

Any stockholder proposal intended to be presented at next year’s annual meeting of stockholders, including stockholder nominations for directors, must be received by us at our executive offices not later than December 10, 2020 in order to be considered for inclusion in our proxy statement and form of proxy for next year’s annual meeting of stockholders. Any stockholder submitting a proposal with regard to a nominee for election to the Board must also provide the information specified in our bylaws, including the following:

•	the stockholder’s name and address and, if the stockholder holds for the benefit of another, the name and address of the beneficial owner;

•	the number of NN shares owned;

•	the number of NN derivative securities owned;

•	whether the stockholder holds any proxy or other right to vote on behalf of another;

•	any short interest in any NN security;

•	any rights to dividends on NN shares that are separated or separable from the underlying NN shares;

•	any proportionate interest in any NN securities held by a general or limited partnership or limited liability company, or similar entity where the stockholder owns some or all of such entity;

•	any performance-related fees to which the stockholder is entitled, based on the increase or decrease of the value of NN’s securities;

•	any arrangements, rights or interests in any of the foregoing held by members of the stockholder’s immediate family sharing the same household;

•

any information relating to the stockholder that would be required to be disclosed in the proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal; and

•	any other information reasonably requested by NN.

Pursuant to our bylaws, proposals of stockholders not intended for inclusion in the proxy statement for the 2021 Annual Meeting of Stockholders must be received by us in writing not less than 90 days and not more than 120 days prior to May 20, 2021 to be considered timely. We also advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event we do not hold our 2021 Annual Meeting of Stockholders on or between April 20, 2021 and July 19, 2021. All stockholder proposals should be sent to NN, Inc., Attention: Secretary, 6210 Ardrey Kell Road, Charlotte, North Carolina 28277.

Householding

The SEC’s rules regarding the delivery of proxy materials to stockholders permit us to deliver a single copy of the proxy materials or Notice of Internet Availability, as applicable, to an address shared by two or more of our stockholders. This method of delivery is called “householding,” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one set of proxy materials or Notice of Internet Availability, as applicable, to multiple stockholders sharing an address, unless we receive instructions to the contrary from one or more of the stockholders at the same mailing address. We will still be required, however, to send you and each other stockholder at your address an individual proxy voting card.

If you would like to receive more than one set of proxy materials or Notice of Internet Availability, as applicable, we will promptly send you additional copies upon written or oral request directed to our Secretary at 6210 Ardrey Kell Road, Charlotte, North Carolina 28277 or (980) 264-4300. The same address and phone number may be used to notify us that you wish to receive a separate set of proxy materials or notice in the future, or to request delivery of a single copy of our proxy materials or notice if you are receiving multiple copies.

Results of the 2020 Annual Meeting

Preliminary voting results will be announced at the Annual Meeting. Final results will be disclosed in a Current Report on Form 8-K, which can be found on the “Investor Relations” page of our website, www.nninc.com, following the report’s filing the SEC within four business days of the Annual Meeting.

Proposal I: Election of Directors

Our Restated Certificate of Incorporation previously provided for a classified Board divided into three classes: Class I, Class II and Class III. At the 2019 annual meeting of stockholders, our stockholders approved an amendment to declassify the Board and to make our directors subject to annual election, beginning with the Class III directors elected at the 2019 annual meeting of stockholders and continuing thereafter, as the existing three-year terms of Class I directors and Class II directors expire in 2020 and 2021, respectively.

As a result, three Class I directors and three Class III directors will be elected to the Board at the Annual Meeting to each serve for a term of one year or until his or her successor is elected and qualified, subject to such director’s earlier death, resignation or removal. The Board has nominated for election: (i) Jeri J. Harman, Steven T. Warshaw and Thomas H. Wilson, Jr., each a current Class I director of the Company; and (ii) Raynard D. Benvenuti, Christina E. Carroll and David K. Floyd, each a Class III director of the Company.  Additional information about each of these nominees and our other directors can be found under “Information about the Directors and Director Nominees” below. The nominees have indicated a willingness to serve as directors if elected, but if any of them should decline or be unable to serve, the persons named as proxies intend to vote all shares in favor of the election of such other persons who may be nominated as replacements by the Board. There are no family relationships among any director, executive officer or person nominated or chosen to be a director or executive officer known to us.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINATED DIRECTORS.

Information about the Directors and the Director Nominees

The following table sets forth the names of each current director (including the nominees for election), their age, their years of service as a director, the year in which their current or proposed term expires, and their current positions with the Company. The table is followed by a more detailed biographical description for each director or nominee.

Name	Age	Director Since	Term Expires	Positions
Raynard D. Benvenuti(1)	64	2020	2020	Director Nominee
Christina E. Carroll(2)	54	2019	2020	Director Nominee
David K. Floyd	59	2016	2020	Director Nominee
Jeri J. Harman(3)	62	2019	2020	Director Nominee
Steven T. Warshaw	71	1997	2020	Director Nominee
Thomas H. Wilson, Jr. (4)	58	2019	2020	Director Nominee
Robert E. Brunner	62	2012	2021	Non-Executive Chairman and Director
David L. Pugh(5)	71	2012	2021	Director
Warren A. Veltman(6)	58	2019	2021	Director, President and Chief Executive Officer

(1)

Mr. Benvenuti was appointed by the Board to serve as a Class III director until the 2020 annual meeting of stockholders upon expansion of the size of the Board from eight to nine members, effective as of January 31, 2020.

(2)	Ms. Carroll was appointed by the Board, effective as of December 27, 2019, to fill the vacancy created by Janice Stipp’s resignation, effective as of November 14, 2019.
(3)	Ms. Harman was appointed by the Board to serve as a Class I director until the 2020 annual meeting of stockholders upon expansion of the size of the Board, effective as of February 25, 2019.
(4)	Mr. Wilson was appointed by the Board, effective as of December 27, 2019, to fill the vacancy created by Carey Smith’s resignation, effective as of November 14, 2019.
(5)	Mr. Pugh will retire from the Board and has tendered his resignation effective as of the date of the Annual Meeting.
(6)

Mr. Veltman was appointed by the Board, effective as of September 16, 2019, to fill the vacancy created by the resignation of our former President and Chief Executive Officer, Richard D. Holder, effective as of September 13, 2019.

Raynard D. Benvenuti has been a member of the Board since January 2020.  Mr. Benvenuti founded Concord Investment Partners, a boutique investment and advisory firm that invests in engineering-centric industries including aerospace, automotive and industrial manufacturing/distribution companies in 1996, and continues to serve as its Managing Director. From 2007 to 2015, Mr. Benvenuti served as a Managing Partner, Managing Director, and an operational practice leader for the aerospace and automotive/truck sectors at Greenbriar Equity Group, L.P. (“Greenbriar”), a private equity group focused on transportation-related enterprises.  While at Greenbriar, Mr. Benvenuti served as a director on five boards, three as Chairman, including as Chairman and interim CEO of Align Aerospace, LLC, an aerospace hardware distribution company. From 2002 until its sale to GKN plc in 2006, Mr. Benvenuti served as the President and CEO of Stellex Aerostructures, Inc., a manufacturer of large structural components for commercial and military aircraft.  Prior to 2002, he worked at Forstmann Little & Co., a private equity firm, and McKinsey & Company, a global management consulting firm, where he advised high technology and industrial sector clients in the areas of strategic planning and operational improvement.

Mr. Benvenuti brings to the board extensive experience as a senior executive, director and advisor to various aerospace, automotive and manufacturing companies, including in turnaround and highly leveraged situations, as well as valuable strategic, financial, operational and corporate governance expertise.

Christina E. Carroll has been a member of the Board since December 2019.  Since 2012, Ms. Carroll has been a managing director at Stout Risius Ross, LLC (“Stout”) where she has been responsible for originating and executing valuations, fairness opinions and other transaction related financial advisory services across multiple industries. Prior to joining Stout, Ms. Carroll was a director of financial advisory services at Houlihan Lokey, Inc. She also previously held managerial positions at Ernst & Young LLP (“Ernst & Young”), including a partner in valuation and transaction advisory services, and is a Chartered Financial Analyst.

Ms. Carroll brings to the board over of 30 years of experience in finance, valuation, strategy, capital markets, restructuring, and mergers and acquisitions.  This experience, and her prior service as a director of The Chefs’ Warehouse, a publicly traded company, enables her to provide important perspectives to the Board.

David K. Floyd has been a member of the Board since 2016. David K. Floyd has been a member of the Board since 2016. From 2012 to June 2019, Mr. Floyd served as a Group President of Stryker Corporation, a leading global medical technology company. From 2007 to 2011, Mr. Floyd served as the U.S. President, and then Worldwide President, of Johnson & Johnson’s DePuy Orthopaedics. Prior thereto, Mr. Floyd has served in senior leadership positions with leading medical technology companies, including the Spine Division of Abbott Laboratories, OrthoLogic Corporation and Zimmer, Inc., and with several emerging medical device technology companies. Mr. Floyd was also a director of OrthoWorx, a business league founded to support the orthopedic industry, and served as its first Chief Executive Officer from 2011 to 2012.

Mr. Floyd’s 32- year career as a leader in the life sciences industry, including serving as president and CEO of several leading medical technology companies, provides us deep and valuable insight into our life sciences business. His nearly 20 years of general management experience provides expertise on a broad range of company matters, including mergers and acquisitions, global business and operations and  product commercialization. Mr. Floyd is also a National Association of Corporate Directors (NACD) Governance Fellow and serves as our Governance Committee Chairman.

Jeri J. Harman has been a member of the Board since February 2019. Jeri Harman is a Founder & Chairman of Avante Capital Partners. With over $465 million of capital under management, Avante makes unitranche and subordinated debt and minority equity investments to finance buyouts, minority recaps, acquisitions and growth. In 2018, Avante Capital Partners was named Small Business Investment Company (SBIC) of the Year by the U. S. Small Business Administration (SBA). The firm was also named Women-Owned Firm of the Year 2018 by Private Equity Women Investor Network (PEWIN). Prior to founding Avante, Ms. Harman started-up and led the Los Angeles offices for two multi-billion publicly traded private equity and mezzanine investment funds – American Capital and more recently Allied Capital, where she was also a member of Allied’s Investment Committee.

Ms. Harman has over 30 years of financing experience, involving well over $1 billion in aggregate investments. She has extensive experience in capital allocation, mergers and acquisitions and financial strategy matters. These skills, along with her broad background in management and organizational development, strategic planning and balance sheet management, and her service on the boards of a number of private companies, enables her to bring valuable insights to our board.

Steven T. Warshaw has been a member of the Board since 1997. Mr. Warshaw retired in 2005 from M Cubed Technologies, a developer and manufacturer of advanced composite materials and ultra-precise electronic components and modules where he served as President and Chief Executive Officer since 2002. Prior to this position, he served as President of Hexcel Schwebel, a global producer of advanced structural materials, from 2000 to 2001. Mr. Warshaw served as Senior Vice President of Photronics, Inc., a global supplier to the semiconductor industry from 1999 to 2000. From 1996 to 1999, he served as President of Olin Microelectronic Materials, a company supplying technologically advanced chemicals, products, and services to semiconductor manufacturers. Mr. Warshaw serves on the board of directors of Park Electrochemical Corp., a publicly held advanced materials manufacturing company. Mr. Warshaw brings to the Board considerable executive experience as well as providing the benefit of service on the board of directors of a publicly traded company. Mr. Warshaw has extensive knowledge and brings insights and perspectives from positions he has held in important areas, including global operations, product development, marketing and executive compensation.

Thomas H. Wilson, Jr. has been a member of the Board since December 2019.  Mr. Wilson is a Managing Partner at DecisionPoint Advisors, LLC in Charlotte, N.C., a specialized merger and acquisition advisory firm for mid-market technology companies. Prior to joining DecisionPoint in 2008, he served as Chairman and CEO of NuTech Solutions from 2004 to 2008, a business intelligence software company that was acquired by Neteeza. From 1997 to 2004, Mr. Wilson was President of Osprey, a consulting and systems integration firm. Prior to his work at Osprey, Mr. Wilson was employed by IBM for 14 years in a variety of management and sales positions.   Mr. Wilson is a member of the board of directors of Jack Henry & Associates, LLC, a financial services technology company, and serves as the Chair of its Audit Committee and a member of the Compensation Committee.

Mr. Wilson has over 35 years of business experience and has significant buy-side and sell-side transaction experience.  He has a strong background in financial controls, auditing, financial management and accounting, and mergers and acquisitions. Ms. Wilson’s years of senior-level executive management and financial experience, and current service as the chair of the audit committee of a publicly traded company, brings valuable knowledge and experience to the Company’s Audit Committee.

Robert E. Brunner has been a member of the Board since 2012. He was appointed Non-Executive Chairman of the Board in May 2017. Mr. Brunner was the Executive Vice President of Illinois Tool Works (ITW), a Fortune 250 global, multi-industrial manufacturer of advanced industrial technology, from 2006 until his retirement in 2012. He previously served ITW as President—Global Auto beginning in 2005 and President—North American Auto from 2003. Mr. Brunner serves on the board of directors of Leggett & Platt, Incorporated, a publicly held diversified manufacturer of engineered components and products and Lindsay Corporation, a publicly held global a global manufacturer of irrigation equipment and road safety products.

Mr. Brunner brings to the Board broad industry knowledge, executive leadership experience and extensive experience with mergers and acquisitions.  Mr. Brunner’s experience and leadership with ITW, a diversified manufacturer with a global footprint, provides valuable insight to our Board on automotive strategy, business development, mergers and acquisitions, operations, and international issues. Additionally, his extensive public company board experience and leadership provides the Board with valuable insight regarding corporate governance matters.

Warren A. Veltman has been a member of the Board since September 2019 and was named President and Chief Executive Officer in September 2019.  Previously, Mr. Veltman served as our Senior Vice President of our Mobile Solutions Group since September 2014.  Prior to joining us, Mr. Veltman served as Chief Financial Officer of Autocam Corporation from 1990 and Secretary and Treasurer since 1991. Prior to Mr. Veltman’s service at Autocam, Mr. Veltman was an Audit Manager with Deloitte & Touche LLP.

Mr. Veltman’s global business and leadership experience across multiple industries, including life sciences, enables him to provide valuable insight to the Board regarding the Company's operations and the strategic planning initiatives necessary to meet the demands of the changing environment. As the sole member of management on our Board, he provides management's business perspectives and the necessary link to the Company's day-to-day operations.

Compensation of Directors

In 2019, directors who are not employees of the Company were paid an annual retainer of $170,000, consisting of $70,000 of cash and $100,000 of shares of restricted stock, which vests one year from the date of grant. Our Non-Executive Chairman received an additional retainer of $150,000, each Chairman of the Audit Committee and the Compensation Committee received an additional retainer of $10,000 and the Chairman of the Governance Committee received an additional retainer of $6,000. Mr. Veltman, our President and Chief Executive Officer, is our only director who is also an employee of the Company. Mr. Veltman does not receive any compensation for his service as a director. Prior to Mr. Veltman’s appointment to the Board in September 2019, Mr. Holder, our former President and Chief Executive Officer, was the only director who was also an employee of the Company.  Mr. Holder did not receive any compensation for his service as a director during 2019.  Directors may elect to defer some or all of the compensation they receive. We reimburse all directors for out-of-pocket expenses incurred in attending Board and committee meetings. Director compensation is reviewed and approved by the Compensation Committee.

The table below provides information about the compensation our non-employee directors received during 2019.

Director Compensation Table For 2019

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Mr. Brunner	149,825	99,997	—	—	249,822
Ms. Carroll(2)	—	—	—	—	—
Mr. Dries(3)	29,592	—	—	—	29,592
Mr. Floyd	75,490	99,997	—	—	175,487
Ms. Harman(4)	59,262	84,930	—	—	144,192
Mr. Pugh(5)	70,000	99,997	—	—	169,997
Ms. Smith(6)	60,986	99,997	—	—	160,983
Ms. Stipp(7)	55,451	84,930	—	—	140,381
Mr. Warshaw	80,000	99,997	—	—	179,997
Mr. Wilson(8)	—	—	—	—	—

_______________

(1)

Amounts represent the aggregate grant date fair value, as computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, of 12,610 shares of restricted stock awarded on March 14, 2019 to each of Messrs. Brunner, Floyd, Pugh and Warshaw and Ms. Smith and 10,710 awarded on March 14, 2019 to each of Ms. Harman and Ms. Stipp.  The restricted stock awards to directors vest in their entirety on the first anniversary of the date of grant.

(2)	Ms. Carroll was appointed to the Board, effective as of December 27, 2019, and accordingly, did not receive any compensation for her service as director during 2019.
(3)	William Dries retired from the Board, effective as of our 2019 annual meeting of stockholders held on May 16, 2019.
(4)	Ms. Harman was appointed by the Board, effective as of February 25, 2019.
(5)	Mr. Pugh will retire from the Board and has tendered his resignation effective as of the date of the Annual Meeting.
(6)	Ms. Smith resigned from the Board, effective as of November 14, 2019.
(7)	Ms. Stipp resigned from the Board, effective as of November 14, 2019.
(8)	Mr. Wilson was appointed to the Board, effective as of December 27, 2019, and accordingly, did not receive any compensation for his service as director during 2019.

Committees of the Board

Audit Committee. The Audit Committee consists of Thomas H. Wilson, Jr., who serves as Chairman, Messrs. Benvenuti, Pugh and Warshaw and Ms. Carroll. All members of the Audit Committee are independent as defined by Nasdaq rules, and Mr. Smith has been designated as the “audit committee financial expert” as defined by Item 407(d) of Regulation S-K. Among other matters described in its charter, the Audit Committee’s primary duties and responsibilities are to:

•	oversee that management has maintained the reliability and integrity of our accounting policies, financial reporting and disclosure practices;

•

oversee that management has adequate resources and has established and maintains processes to assure that an adequate system of internal control is functioning within the Company, including the formation and oversight of the internal audit function;

•	oversee that management has established and maintains processes to assure compliance with all applicable laws, regulations and corporate policies including the Code of Business Conduct and Ethics;

•	engage our registered independent public accounting firm to conduct the annual audit of the books and accounts of the Company, including the preapproval of all associated fees;

•	preapprove all permissible non-audit related services provided by the independent auditor;

•	review the independence of the independent accounting firm;

•	oversee that management has designed, implemented and maintains processes to assess and manage enterprise and event risk;

•	review the effectiveness of our accounting and financial controls with our registered independent public accounting firm;

•	review and discuss with management and the independent auditor the results of our annual audit and our quarterly financial statements;

•	review and recommend to the Board that the financial statements be included in our Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q;

•	review and approve earnings press releases; and
•	establish a confidential, anonymous procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters.

The Audit Committee has a written charter, which can be found on our website at www.nninc.com. The Audit Committee met six times in 2019.

Compensation Committee. The Compensation Committee consists of Steven T. Warshaw, who serves as Chairman, Messrs. Benvenuti, Brunner and Floyd and Ms. Harman. All members of the Compensation Committee are independent as defined by Nasdaq rules. Among other matters described in its charter, the Compensation Committee’s primary duties and responsibilities are to:

•	annually review and approve corporate goals and objectives relative to the Chief Executive Officer evaluation, compensation and performance;

•	review and approve our executive compensation policies and practices;

•	supervise the administration of our employee benefit plans, including the 2016 Omnibus Incentive Plan;

•	retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO, or senior executive compensation;

•

review and approve annually for senior executives of the Company: (a) the annual base salary level; (b) the annual incentive opportunity level; (c) the long-term incentive opportunity level; (d) employment agreements, severance agreements, and change in control agreements/provisions; and (e) special or supplemental benefits;

•	review annually the risks that arise from our compensation policies and determine whether such risks are reasonably likely to have a material adverse effect; and

•	review and assess our senior management succession plan on an annual basis.

The Compensation Committee has a written charter, which can be found on our website at www.nninc.com. The functions of the Compensation Committee are discussed in further detail in the section entitled “Compensation Committee Report” herein. The Compensation Committee met seven times in 2019.

Governance Committee. The Governance Committee consists of David K. Floyd, who serves as Chairman, Messrs. Brunner, Pugh and Wilson and Ms. Carroll. All members of the Governance Committee are independent as defined by Nasdaq rules. Among other matters as provided in its charter, the Governance Committee’s primary duties and responsibilities are to:

•	review and recommend qualified candidates for membership on the Board;

•	establish procedures for the retirement or replacement of Board members;

•	establish a process and criteria for Board membership;

•	review a candidate’s qualifications and any potential conflicts with our interests;

•	assess the contributions and qualifications of current Directors in connection with their re-nomination to the Board;

•	establish a process and criteria for Committee membership and each Committee’s chair;

•	develop and maintain our Governance Principles;

•	oversee the process of providing information to the Board; and

•	provide oversight and review the Board performance on an annual basis.

In reviewing and recommending qualified candidates for membership on the Board, the Governance Committee seeks input from the Chairman, other Board members, and professional search firms, if applicable. The Governance Committee will also consider and evaluate any qualified candidates recommended by stockholders.

In accordance with the Board’s governance principles, the Governance Committee seeks to establish a board of directors that will bring to the Company a broad and diverse range of experience, knowledge and professional judgment. The Governance Committee believes that the Board should have collective competency, knowledge and experience with respect to corporate governance, business, finance and accounting, economics, industry knowledge, manufacturing, technology, legal and government affairs, risk management, international operations and acquisitions among other things.

A candidate’s competencies, experience and knowledge should enable him or her to contribute significantly to the governance of a complex, multi-national business enterprise. The candidate should be independent in judgment and not represent the interests of particular constituencies. The Governance Committee will review a candidate’s qualifications and any potential conflicts they may have with the Company’s interests.

In evaluating director nominees, including candidates submitted by stockholders, the Governance Committee will consider the candidate’s experience, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to Board duties. Although diversity is a consideration in the Committee’s consideration of candidates, we do not have a formal policy regarding diversity. We do not discriminate against candidates on the basis of gender, race, religion, national origin, sexual orientation, disability or any other basis as prescribed by law. The

Governance Committee will also consider whether a candidate meets the definition of “independent director” under Nasdaq rules.

In evaluating director nominees, including candidates submitted by stockholders, the Governance Committee will consider a director candidate’s experience, qualifications, attributes, and skills. The Governance Committee will also consider the candidate’s integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to board duties. The Governance Committee will also consider whether a candidate meets the definition of “independent director” under Nasdaq rules. The Governance Committee will evaluate any director candidate nominated by stockholders according to the foregoing criteria and, based on the results of that evaluation, will determine whether to include the candidate in its recommended slate of director nominees in the proxy statement. No stockholder or group of stockholders who beneficially owned more than 5% of NN’s common stock for at least one year at the time of such recommendation has recommended candidates for election to the Board.

The Governance Committee has a written charter, which can be found on our website at www.nninc.com. The Governance Committee met eight times in 2019.

The following table shows the current membership of each standing Committee of the Board:

Name	Audit Committee	Compensation Committee	Governance Committee
Mr. Benvenuti	X	X
Mr. Brunner		X	X
Ms. Carroll	X
Mr. Floyd		X	Chair
Ms. Harman		X	X
Mr. Pugh(1)	X		X
Mr. Warshaw	X	Chair
Mr. Wilson	Chair		X
_______________________
(1)Mr. Pugh will retire from the Board and has tendered his resignation effective as of the date of the Annual Meeting.

Board Leadership

The Board is responsible for overseeing that our business is managed to meet our strategic goals and objectives and that the long-term interests of stockholders are served. The Board’s leadership structure includes very active and engaged independent directors. The Chairman of the Board approves the agenda for each Board meeting and presides over each executive session of independent directors held at each Board meeting. Each of the standing committees of the Board are chaired and comprised solely of independent Board members. During 2019, our independent, non-management directors regularly met without management present.

The positions of Chairman of the Board and Chief Executive Officer are held by two different individuals. The Board is led by Robert E. Brunner, the Chairman of the Board and an independent director. Mr. Brunner has served as our Chairman since 2017 and has performed the responsibilities prescribed to him by the Board and those detailed in the Principles of Corporate Governance, including establishing the agenda for and leading Board meetings, facilitating communications among Board members and communications between the Board and the Chief Executive Officer outside of Board meetings.

The Board has determined that the current separation of Chairman of the Board and Chief Executive Officer is the most appropriate structure at this time as it provides an effective balance between oversight of management and day-to-day leadership. Mr. Brunner, a long-time independent director, has extensive experience with technology, precision metal, plastic and bearing manufacturers and has deep knowledge about the Company, its operations and businesses, which has been advantageous in leading the Board in the performance of its duties, while allowing our Chief Executive Officer to execute our strategic plan and provide day-to-day leadership. The Board may, at a future date, combine the Chairman and Chief Executive Officer roles if the Board determines that such a leadership structure would be more beneficial.

Board Independence

Shares of our common stock are traded on the Nasdaq Global Select Market, and as such, we are subject to the corporate governance requirements set forth in the Nasdaq Marketplace Rules. Our Board undertook a review of the composition of our

Board and its Committees and the independence of each director. Based upon information requested from and provided by each director and nominee to become director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that none of our current directors or nominees to become director, other than Mr. Veltman, who is our President and Chief Executive Officer, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors and nominees is “independent” as that term is defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. Our Board also determined that none of our former directors, other than Mr. Holder, our former President and Chief Executive Officer, had a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each such director was “independent” as that term is defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules during his or her respective period of service as a director during 2019. In making each of these determinations, our Board considered the relationships that each such director and nominee has with us and all other facts and circumstances the Board deemed relevant in determining independence.

Board Oversight of Risk

The Board as a whole has responsibility for risk oversight. This oversight responsibility of the Board and its Committees is enabled by management reporting processes that are designed to provide maximum visibility to the Board of the identification and assessment of critical risks and management’s risk mitigation strategies. The Chief Executive Officer, as well as various management personnel, regularly discuss material risks facing the Company with members of the Board.

The Board and its standing committees oversee risks associated with their respective principal areas of focus. The Board is responsible for strategic, financial and execution risks and exposures associated with the annual operating plan, the five-year strategic plan, acquisitions and divestitures, senior management succession planning and general risk oversight.

The Board has delegated certain risk management responsibility to its standing committees. The Audit Committee is responsible for risk and exposures associated with financial, accounting, legal and regulatory matters. The Audit Committee oversees that management has established a process to assure an adequate system of internal controls and maintains the reliability of our accounting policies and financial reporting and disclosures. The Governance Committee is responsible for the oversight of corporate governance, the selection of the candidates for the Board and the evaluation of Board members. The Compensation Committee is responsible for evaluating, approving and monitoring our executive compensation plans, policies and programs and to oversee other significant human resource issues. Additionally, the Compensation Committee is responsible for reviewing and overseeing the management of any risk related to our compensation plans, policies and programs. The Compensation Committee reviews such risks annually and in connection with discussions of various compensation developments and benefits throughout the year.

Attendance at Board and Committee Meetings

The Board met 18 times in 2019.  All then current directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which they served. While we do not have a policy requiring attendance by directors at the Annual Meeting, all then current directors attended our annual meeting of stockholders in 2019.

Communicating with the Board

Stockholders and other interested parties may contact the Board, any of its standing committees, its independent directors, or any individual director by sending correspondence to NN, Inc., 6210 Ardrey Kell Road, Charlotte, North Carolina 28277, Attention: Secretary. Any mail received by the Secretary with the exception of improper commercial solicitations will be forwarded to the members of the Board for their further action, if necessary.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics applicable to our executive officers, including our Chief Executive Officer and Chief Financial Officer, as well as our directors and employees. The Code of Business Conduct and Ethics is available in the “About NN” section of our website at www.nninc.com. We intend to post amendments to or waivers from our Code of Business Conduct and Ethics (to the extent applicable to our Chief Executive Officer, Principal Financial Officer or Principal Accounting Officer) at this location on our website.

Principles of Corporate Governance

The Board has adopted the Principles of Corporate Governance, which consist of a series of policies and principles that are adhered to when overseeing the corporate governance of the Company. The Principles of Corporate Governance are available in the “Investor Relations” section of our website at www.nninc.com.

Beneficial Ownership of Common Stock

Security Ownership of Management. The following table shows, as of March 24, 2020 and based on 42,767,168 shares of common stock outstanding, the beneficial ownership of common stock by each director and nominee, each named executive officer, and all directors and executive officers as a group, in each case as reported to us by such persons.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class (2)
Raynard D. Benvenuti	15,956		*
Robert E. Brunner	79,101	(3)	*
Christina E. Carroll	16,286		*
David K. Floyd	53,469	(4)	*
Jeri J. Harman	26,996		*
David L. Pugh	133,401	(5)	*
Steven T. Warshaw	112,301	(6)	*
Thomas H. Wilson, Jr.	16,286		*
Warren A. Veltman	130,861	(7)	*
Richard D. Holder	396,098	(8)	*
Thomas D. DeByle	40,206		*
Thomas C. Burwell, Jr.	92,498	(9)	*
Matthew S. Heiter	82,376		*
Christopher J. Qualters	80,757	(10)	*
John R. Buchan	112,592	(11)	*
J. Robert Atkinson	21,550	(12)	*
All directors and executive officers as a group (17 persons)	1,492,099	(13)	3.49%

_______________

*	Less than 1%
(1)	The address of each beneficial owner is c/o NN, Inc., 6210 Ardrey Kell Road, Charlotte, North Carolina 28277.
(2)

Computed in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Includes shares of common stock subject to options exercisable within 60 days of March 24, 2020 and shares of restricted stock for which the indicated persons have sole voting power, but not sole investment power.

(3)

Includes 29,532 shares of common stock held by Kiroki Investments, LLC of which revocable living trusts of Mr. Brunner and his wife are the sole members.  Also includes 16,600 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 24, 2020.

(4)	Includes 13,523 shares of common stock held by the David and Lisa Floyd Family Limited Partnership of which Mr. Floyd and his wife are the sole general partners and sole limited partners.
(5)

Includes 16,600 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 24, 2020. Mr. Pugh will retire from the Board and has tendered his resignation effective as of the date of the Annual Meeting.

(6)	Includes 22,600 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 24, 2020.
(7)	Includes 3,000 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 24, 2020.
(8)

Includes 125,000 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 24, 2020. Mr. Holder resigned and departed the Company, effective as of September 13, 2019.

(9)

Includes 47,500 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 24, 2020. Mr. Burwell resigned and departed the Company, effective as of July 12, 2019.

(10)	Includes 5,300 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 24, 2020.
(11)	Includes 26,132 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 24, 2020.
(12)	Mr. Atkinson resigned and departed the Company, effective as of November 22, 2019.
(13)	Includes, in the aggregate, 299,232 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 24, 2020.

Security Ownership of Certain Beneficial Owners. The following table sets forth the number of shares of our common stock beneficially owned by the only parties known to our management to own more than 5% of our common stock, as of March 24, 2020 and based on 42,767,168 shares of common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
PRIMECAP Management Company (1)	6,336,400	14.82%
Legion Partners Asset Management, LLC (2)	3,885,317	9.08%
BlackRock, Inc. (3)	3,144,993	7.35%
Dimensional Fund Advisors LP (4)	2,895,123	6.77%
Corre Partners Advisors, LLC (5)	2,741,432	6.41%
Private Management Group, Inc. (6)	2,580,000	6.03%

___________________

(1)

Amount based on Schedule 13G/A filed on February 12, 2020 with the SEC by PRIMECAP Management Company, or PRIMECAP. The Schedule 13G/A states that PRIMECAP has sole voting power with respect to 5,999,800 shares and sole dispositive power with respect to 6,336,400 shares. The principal business address of PRIMECAP is 177 E. Colorado Blvd., 11th Floor, Pasadena, California 91105.

(2)

Amount based on Schedule 13D/A filed on December 13, 2019 with the SEC by Legion Partners Asset Management, LLC, or Legion.  The Schedule 13D/A states that Legion and certain of its affiliates have shared voting power for up to 3,885,617 shares and shared dispositive power for up to 3,885,617 shares. The principal business address of Legion is 9401 Wilshire Blvd., Suite 705, Beverly Hills, CA 90212.

(3)

Amount based on Schedule 13G/A filed on February 5, 2020 with the SEC by BlackRock, Inc. The Schedule 13G/A states that BlackRock, Inc. has sole voting power with respect to 3,029,480 shares and sole dispositive power with respect to 3,144,993 shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)

Amount based on Schedule 13G/A filed on February 12, 2020 with the SEC by Dimensional Fund Advisors LP, or Dimensional Fund. The Schedule 13G/A states that Dimensional Fund has sole voting power with respect to 2,793,456 shares and sole dispositive power with respect to 2,895,123 shares. The principal business address of Dimensional Fund is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)

Amount based on Schedule 13G/A filed on February 13, 2020 with the SEC by Corre Partners Advisors, LLC, or Corre.  The Schedule 13G/A states that Corre and certain of its affiliates have shared voting power with respect to 2,741,432 shares and shared dispositive power with respect to 2,741,432 shares. The principal business address of Corre is 12 East 49th Street, 40th Floor, New York, New York 10017.

(6)

Amount based on Schedule 13G/A filed on February 7, 2020 with the SEC by Private Management Group, Inc., or PMG.  The Schedule 13G/A states that PMG has sole voting power with respect to 2,580,000 shares and sole dispositive power with respect to 2,580,000 shares.  The principal business address of PMG is 15635 Alton Parkway, Suite 400, Irvine, CA 92618.

Proposal II: Approval of The Issuance of the Company’s Common Stock in Accordance with the Nasdaq Marketplace Rules 5635(b) and 5635(d) upon (i) Conversion or Redemption of the Company’s Series B Convertible Preferred Stock, and (ii) Exercise of Warrants, in Each Case, Issued Pursuant TO THE PURCHASE AGREEMENT

Introduction

After evaluating a range of alternatives, in December 2019, we issued $100 million of preferred stock to affiliates of two existing stockholders, the proceeds of which were utilized to (i) pay down debt, which de-levered the business and improved our credit profile, and (ii) provide additional liquidity to the business. Accordingly, we are asking our stockholders to approve the issuance of our common stock in accordance with the Nasdaq Marketplace Rules 5635(b) and 5635(d) upon (i) conversion or redemption of our Series B Preferred Stock, and (ii) exercise of warrants, in each case, issued pursuant to the Purchase Agreement, as described in more detail below.

Reason for Stockholder Approval

As a result of being listed for trading on The Nasdaq Stock Market, issuances of our common stock are subject to the Nasdaq Marketplace Rules, including Nasdaq Marketplace Rules 5635(b) and 5635(d). Pursuant to Nasdaq Marketplace Rule 5635(b), stockholder approval is required prior to the issuance of securities that will result in a change of control of a listed company, which for purposes of Nasdaq Marketplace Rule 5635(b) is generally deemed to occur when an investor or investor group acquires or has the right to acquire 20% or more of a company’s outstanding common stock or voting power. Pursuant to Nasdaq Marketplace Rule 5635(d), stockholder approval is required prior to a 20% Issuance at a price that is less than the Minimum Price. For purposes of Nasdaq Marketplace Rule 5635(d), (i) “20% Issuance” means a transaction, other than a public offering, involving the sale, issuance or potential issuance by us of common stock (or securities convertible into or exercisable for common stock), which alone or together with sales by our officers, directors or substantial stockholders equals 20% or more of common stock or 20% or more of the voting power outstanding before the issuance, and (ii) “Minimum Price” means a price that is the lower of: (A) the closing price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (B) the average closing price of common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement.

The aggregate number of shares of our common stock issuable upon the conversion or redemption of the Series B Preferred Stock and exercise of the warrants may exceed 20% of our outstanding common stock and could potentially be issued at a price less than the Minimum Price of the shares of our common stock on the applicable date. Therefore, stockholder approval is required before such conversion or redemption and exercise may be permitted to result in a 20% Issuance or the acquisition of 20% or more of the Company’s outstanding common stock or voting power. Stockholder approval of this proposal will constitute stockholder approval for purposes of both Nasdaq Marketplace Rules 5635(b) and 5635(d).

Description of Financing Transaction

On December 11, 2019, we completed a private placement, or the Financing Transaction, of our newly designated Series B Convertible Preferred Stock, par value $0.01 per share, or Series B Preferred Stock, and common stock purchase warrants, or the Warrants, pursuant to the terms of that certain Securities Purchase Agreement, dated December 5, 2019, or the Purchase Agreement, by and among the Company and affiliates of Corre Partners Management, L.L.C. and Legion Partners Asset Management, LLC, or the Investors.  At the closing, in accordance with the terms and conditions of the Purchase Agreement, we sold and issued an aggregate of 100,000 shares of Series B Preferred Stock, with a liquidation preference of $1,000 per share, together with warrants to purchase 1,500,000 shares of our common stock to the Investors and received aggregate gross proceeds of $100 million, before deducting transaction expenses.

The information set forth in this proposal, including, without limitation, the following description of the Purchase Agreement, the Certificate of Designation, the Warrants and the Registration Rights Agreement entered into in connection with the Financing Transaction, is only a summary and is qualified in its entirety by the full text of the Purchase Agreement, the Certificate of Designation, the form of Warrant and the Registration Rights Agreement, which were filed as Exhibits 10.1, 3.1, 4.1 and 10.2, respectively, to our Current Report on Form 8-K filed with the SEC on December 11, 2019 and are incorporated by reference herein.

Purchase Agreement

The Purchase Agreement contains representations and warranties by the Company and the Investors and covenants of the Company and the Investors (including indemnification from the Company in the event of breaches of its representations and warranties) and other rights, obligations and restrictions, which we believe are customary for transactions of this type.

Stockholder Approval: Pursuant to the Purchase Agreement, we agreed to include in this Proxy Statement for the Annual Meeting a proposal for approval by our stockholders that is required under listing standards of Nasdaq to approve the issuance of our common stock upon exercise of the Warrants and conversion or redemption of the Series B Preferred Stock issued to the Investors pursuant to the Purchase Agreement, or the Stockholder Approval.  We also agreed to use our reasonable best efforts to solicit from the stockholders proxies in favor of the Stockholder Approval and to obtain the Stockholder Approval.

Consent Rights: Pursuant to the Purchase Agreement, we have agreed with each Investor, subject to certain exceptions, not to become party to certain change in control transactions other than, among others, transactions in which holders of shares of the Series B Preferred Stock are entitled to receive cash in an amount equal to the applicable redemption value plus accrued and unpaid dividends (and less a portion of certain dividend taxes that may be paid or accrued by the Company on behalf of the Investors in respect of the Series B Preferred Stock), or Qualifying Transactions.

Additional Agreements: The Purchase Agreement contains additional agreements and covenants between the Company and the Investors, including restrictions similar to those in the Certificate of Designation (as defined below) regarding dividends and voting rights. In addition, we agreed that we will use reasonable best efforts to amend and extend our existing amended and restated credit agreement as soon as practicable after the closing of the Financing Transaction.

Standstill Exemption: In connection with the Financing Transaction, we have agreed that Legion Partners Asset Management, LLC and its affiliate, or Legion, is exempted from its 9.9% standstill obligation set forth in the Cooperation Agreement dated as of February 25, 2019, between the Company and Legion. Legion, however, remains subject to beneficial ownership limitations applicable to each of the Investors pursuant to the Financing Transaction.

Certificate of Designation and Terms of Series B Preferred Stock

In connection with the closing of the Financing Transaction, on December 11, 2019, we filed a Certificate of Designation of Series B Convertible Preferred Stock, or the Certificate of Designation, with the Secretary of State of the State of Delaware, establishing the rights, preferences, privileges, qualifications, limitations and restrictions relating to the Series B Preferred Stock, which became effective upon filing.  A summary of the terms of the Series B Preferred Stock set forth in the Certificate of Designation is set forth below.

Series B Dividend: Holders of Series B Preferred Stock are entitled to receive, when, as and if declared by the Board, and we shall pay, out of funds lawfully available therefor, cumulative dividends payable quarterly in arrears at the rate per share of 10.625% per annum; provided that if we does not obtain Stockholder Approval (as defined in the Purchase Agreement) prior to the earlier of (i) June 30, 2020 and (ii) at the Annual Meeting, the rate shall increase to 11.625% per annum until such Stockholder Approval has been obtained. Series B Preferred Stock will fully participate on an as-converted basis in any dividends paid on the common stock, using a conversion rate based on a fixed conversion price equal to $7.91.

Redemption: We may redeem the shares of Series B Preferred Stock for an amount equal to the applicable redemption price set forth below expressed as a percentage of its Liquidation Preference, plus any accrued and unpaid Series B dividends, minus any dividend withholding taxes that we entitled to set off pursuant to the terms of the Purchase Agreement.

Year	Percentage of Liquidation Preference
On or before March 31, 2021	105%
After March 31, 2021 and on or before December 31, 2021	110%
After December 31, 2021 and on or before December 31, 2022	120%
After December 31, 2022	130%

The March 31, 2021 date shall be deemed May 15, 2021 if we have entered into a definitive agreement with respect to a transaction that constitutes a Change of Control (as defined in the Purchase Agreement) on or prior to March 31, 2021. The redemption price and any accrued and unpaid dividends shall be paid in cash unless our outstanding shares of common stock have a market capitalization in excess of $750 million on the date of the redemption notice, in which case the redemption price may be paid in cash or a combination of cash and shares of common stock; provided that the number of shares of common stock to be delivered will be determined based on 95% of the 30-trading day volume-weighted average price, or VWAP.

Conversion Rights/Rates: The conversion rate for the Series B Preferred Stock equals (i) the Liquidation Preference (as defined below), plus any accrued and unpaid Series B dividends, less any dividend withholding taxes that we are entitled to set off, divided by (ii) the then-applicable conversion price described below, which conversion price shall be no less than $1.00. In addition, under no circumstances will the aggregate number of common stock issued upon conversion of Series B Preferred Stock exceed 40,000,000 unless our Certificate of Incorporation is amended to increase the authorized number of shares of common stock.

If our consolidated net leverage ratio is equal to or greater than 3.50 to 1.00 as of March 31, 2023 or any quarter ending thereafter, holders of Series B Preferred Stock will have the right to convert at a conversion price that equals 90% of the 30-day volume-weighted average price, during a 60-day conversion window.

Holders of the Series B Preferred Stock will also have the right to convert up to 25% of their shares of Series B Preferred Stock into common stock in the quarter following the completion of our fiscal year ending December 31, 2023, and each quarter ending thereafter at a conversion price that equals a 30-day volume-weighted average price, during a 60-day conversion window.

Liquidation Preference/Value: The Series B Preferred Stock has a liquidation preference of $1,000 per share of Series B Preferred Stock, or the Liquidation Preference. In the event of a liquidation, holders of Series B Preferred Stock will receive the greater of (i) the Liquidation Preference, plus any Series B dividend accrued and unpaid at the time of such liquidation, and (ii) the amount such holder of Series B Preferred Stock would have received upon conversion of its shares of Series B Preferred Stock into shares of common stock using a conversion rate based on a fixed conversion price equal to $7.91.

Limitation on Redemption and Conversion: Unless and until the Stockholder Approval is obtained, the holders shall not have the right to acquire shares of common stock pursuant to a redemption or conversion of the Series B Preferred Stock in a manner that would violate Nasdaq Listing Rule 5635. Conversion and redemption of Series B Preferred Stock are also subject to certain other beneficial ownership limitations applicable to any holder.

Limitation on Dividends and Redemptions of Junior Securities: Without the prior written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock, we will not, nor permit any subsidiary to, redeem or purchase or otherwise acquire directly or indirectly any junior securities, nor shall we directly or indirectly pay or declare any dividend upon any junior securities (including any spin-off or other dividend or distribution of properties, securities or any other assets), subject to certain exceptions.

Voting Rights: Holders of the Series B Preferred Stock shall not have any voting rights, other than with respect to: (i) amendments to our organizational documents that generally have an adverse effect on the Series B Preferred Stock as well as creation or issuance of senior or parity securities; (ii) issuance of additional Series B Preferred Stock after the Issuance Date; (iii) incurrence by us and our subsidiaries of indebtedness other than (x) any indebtedness that would be permitted to be incurred under our current credit agreement, and (y) (A) indebtedness incurred in connection with refinancing our existing indebtedness outstanding, subject to certain limitations, and (B) indebtedness the net proceeds of which are contemporaneously used to redeem all outstanding shares of Series B Preferred Stock; and (iv) the sale of assets outside the ordinary course of business of NN, unless (A) such assets are sold for fair market value, (B) 85% of the consideration received in connection with the asset sale is in the form of cash or cash equivalents and (C) we use the net cash proceeds from such asset sale to permanently repay its indebtedness, and any net cash proceeds remaining thereafter in excess of $25 million are used to redeem shares of Series B Preferred Stock and/or pay Series B dividends.

Additional Consent Rights: Until the Investors cease to hold specified amounts of Series B Preferred Stock, we shall not, without the prior consent of each Investor, consummate or effect Change of Control transactions, other than (a) a transaction not approved by the Board prior to the consummation thereof or (b) a Qualifying Transaction.

Warrants

The Warrants issued at the closing are exercisable, in full or in part, at any time prior to the seventh anniversary of their issuance, at an exercise price of $12.00 per share, subject to customary anti-dilution adjustments in the event of future below market issuances, stock splits, stock dividends, combinations or similar events set forth in the Warrants. Unless and until the Stockholder Approval is obtained, the holders shall not have the right to acquire shares of common stock in a manner that would violate Nasdaq Marketplace Rule 5635. In addition, certain other ownership limitations apply to any holder of a Warrant. The Warrant may be exercised for cash or on a cashless basis, based on an exercise price equal to the closing sale price on the immediately preceding trading day. In connection with a Change of Control transaction, any unexercised Warrants will be, under certain circumstances, deemed to have been exercised on a cashless basis. Warrant holders are entitled to participate in any dividend or other distribution by the Company to holders of shares of its common stock, on an as-exercised basis.

Registration Rights Agreement

In connection with the closing of the Financing Transaction, the Company also entered into a Registration Rights Agreement, dated December 11, 2019, with the Investors (the “Registration Rights Agreement”), under which the Investors are granted certain customary registration rights with respect to their shares of common stock, including those underlying the Series B Preferred Stock and Warrants, shares of Series B Preferred Stock and the Warrants. The Registration Rights Agreement contains other customary terms and conditions, including mutual indemnifications by the Company and each Investor.

Dilutive Impact of this Proposal

The issuance of the shares of our common stock which are the subject of this proposal will result in an increase in the number of shares of common stock outstanding. This will result in a decrease to the respective ownership and voting percentage interests of stockholders prior to such issuance.

Required Vote

This proposal must be approved by the affirmative vote of a majority of the votes cast on the proposal.  Abstentions and broker non-votes will have no impact on the vote for this proposal.

Result if this Proposal is Not Approved

If we do not obtain Stockholder Approval for this proposal, conversions or redemptions of the Series B Preferred Stock and exercises of the Warrants for shares of our common stock in excess of the thresholds set forth in Nasdaq Marketplace Rules 5635(b) and 5635(d) will not be permitted. Further, if we fail to obtain Stockholder Approval for this proposal, the Series B dividends shall increase by a rate of one percent (1.0%) to be 11.625% per annum. Accordingly, we believe that the benefits of the Financing Transaction would be materially diminished if we do not obtain Stockholder Approval for this proposal at the Annual Meeting.

For the reasons stated above, our Board of Directors believes that approval of this proposal is in our best interests and the best interests of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Proposal III: Advisory (Non-Binding) Vote to Approve the Compensation of our Named Executive Officers

At the 2017 annual meeting of stockholders, our stockholders expressed their strong preference for an annual advisory (non-binding) vote to approve executive compensation. Accordingly, the Board determined that, every year until the next vote on the frequency of such advisory vote, we will hold a vote to approve the executive compensation of our named executive officers on an advisory basis. As such, the Board is asking stockholders to vote on an advisory resolution to approve our executive compensation as reported in this Proxy Statement. As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, our goal is to structure our compensation arrangements for executive officers in a manner that will promote our profitability and enhance long-term stockholder value. In designing our compensation arrangements to achieve this goal, we are guided by the following objectives:

•	attracting and retaining qualified and dedicated executives who are essential to our long-term success;

•	providing compensation packages that are competitive with the compensation arrangements offered by comparable companies;

•	tying a significant portion of an executive officer’s compensation to attainment of specific financial performance goals and the individual’s performance; and

•

directly aligning the interests of management with the interests of the stockholders through stock-based compensation arrangements, including performance share units that vest in three years only if certain performance measures are attained over the period.

Stockholders are urged to read the “Compensation Discussion and Analysis” beginning on page 20 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 31 through 36, which provide detailed information on the compensation of our named executive officers.

In accordance with Section 14A of the Exchange Act and as a matter of good corporate governance, the Company is asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of NN, Inc. (the “Company”) approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2020 Meeting of Stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the Company’s overall philosophy and approach to the compensation of its executive officers. Over the last two fiscal years, the Company has experienced significant transformation to its executive leadership team including changes in the chief executive and chief financial officer roles; however, the basic principles used to guide executive compensation decisions such as the overall philosophy, governance practices, and decision-making processes remained constant year over year.

Executive Summary

Cost Reduction and Cash Saving Actions

During 2019, we focused on paying down our debt and reducing our overall leverage by improving operations and implementing several cost reduction and cash savings initiatives. These initiatives included:

•

In June 2019, we completed the closure of our shared services center in Johnson City, Tennessee, which allowed us to streamline services and reduce our overall costs. In September 2019, we sold our Johnson City, Tennessee building which generated approximately $4 million in cash.

•

On October 21, 2019, we announced expense reduction and cash savings initiatives expected to produce approximately $32 million in annualized cash savings through the elimination of the quarterly dividend and a reduction in overall SG&A costs and capital expenditures.

•

In November 2019, we consolidated the senior management leadership of the Mobile Solutions and Power Solutions business groups under a single leader. This streamlined leadership structure better aligns our operational philosophy, metrics and management and will drive further cost reductions and sales efficiencies.

Strategic Review

On November 7, 2019, we announced the commencement of a broad evaluation of operational, financial and strategic options intended to reduce our leverage and enhance shareholder value. These strategic options include further cost savings and cash generation initiatives, capital allocation opportunities and the sale of all or part of the Company.

Liquidity Improvements and Leverage Reductions

In December 2019, we issued $100 million of preferred stock to affiliates of two existing stockholders of the Company, the proceeds of which were utilized to pay down debt and further de-lever the business. This investment improved our credit profile and provided additional liquidity for fiscal year 2020.  Also in December 2019, we extended the maturity date of our revolving credit facility to July 20, 2022 and of a portion of our term B debt to October, 2022. The extension of the maturities of our senior credit facilities, along with the preferred stock investment, enhances our efforts to pay down debt and improves our credit profile and liquidity.

Shareholder Engagement

In 2019, in response to input from our stockholders, we simplified the calculation of return on invested capital (ROIC) to equal (i) adjusted net operating profit after taxes, divided by (ii) total invested capital.  Further, as a result of stockholder feedback, we are in the process of eliminating our classified board structure so that all of our directors will be elected on an annual basis beginning at the 2021 annual meeting.

2019 Pay for Performance

Our executive compensation programs are based on a strong alignment between pay and performance and designed to reward both financial and operational successes as well as actions that drive stockholder value creation. We believe our executive compensation programs are acting as intended, to properly incentivize and compensate our executive officers when our financial objectives are met and to hold our executive officers accountable when they are not.  Accordingly, we did not make any changes to our programs in 2019.  Despite some of the significant achievements noted above, 2019 proved to be a challenging year for the Company.  Due to meaningful macro and micro economic factors in 2019, our financial performance failed to meet expectations.  Accordingly, and as more fully described below, the performance metrics established for our executive incentive bonus program and for our 2017 TSR and ROIC performance stock units were not met, resulting in no payout to our Chief Executive Officer or to any of the named executive officers, or NEOs.  In addition, for 2019, the Compensation Committee did not award any discretionary bonuses to the NEOs.

2019 Management Changes

The last fiscal year was a year of significant transition for the Company as we focused on reducing our overall leverage by implementing cost reduction and cash savings initiatives and allocating our capital more strategically and efficiently.  In 2019, our executive team experienced significant changes, as described below:

•

Chief Executive Officer Transition: On September 16, 2019, the Board appointed Mr. Warren A. Veltman as President and Chief Executive Officer.  Prior to September 16, 2019, Mr. Veltman served as the Executive Vice President of the Company’s Mobile Solutions group.  In connection with Mr. Veltman’s appointment, Richard D. Holder stepped down as Chief Executive Officer and as a member of the Board.

•

Chief Financial Officer Transition: Effective September 23, 2019, Thomas D. DeByle was appointed as Senior Vice President and Chief Financial Officer.  Thomas C. Burwell, Jr. stepped down as Senior Vice President and Chief Financial Officer of the Company, effective July 12, 2019.

•

Other Officer Transitions:   Mr. Christopher J. Qualters became Executive Vice President of the Company’s Life Science group on November 24, 2019.  Previously, he served as the Executive Vice President of the Company’s Power Solutions group.  Also on November 24, 2019, we consolidated the Executive Vice President roles of Mobile Solutions and Power Solutions under the leadership of John R. Buchan, the then Executive Vice President of Mobile Solutions.  Mr. Buchan was promoted to serve as Executive Vice President of the Company’s Mobile Solutions group on September 20, 2019.  Mr. J. Robert Atkinson stepped down as Executive Vice President, Life Sciences, on November 24, 2019.

As a result of these management changes, we had eight NEOs for 2019.  The following five NEOs were serving as our executive officers as of December 31, 2019:

Name	Title
Warren A. Veltman	Director, President and Chief Executive Officer
Thomas D. DeByle	Senior Vice President and Chief Financial Officer
Matthew S. Heiter	Senior Vice President, General Counsel and Secretary
Christopher J. Qualters	Executive Vice President — Life Sciences
John R. Buchan	Executive Vice President — Mobile Solutions and Power Solutions

The three remaining NEOs were no longer employed by us as of December 31, 2019:

Name	Title
Richard D. Holder	Former Director, President and Chief Executive Officer
Thomas C. Burwell, Jr.	Former Senior Vice President and Chief Financial Officer
J. Robert Atkinson	Former Executive Vice President — Life Sciences

Executive Compensation Policies and Practices

Compensation Philosophy

Our executive compensation program is comprised of a mix of short-term and long-term performance based programs and emphasizes long-term equity awards, which are tied closely to stockholder returns. We believe that our executive compensation program encourages and motivates our executive officers to achieve sustainable, long-term operating financial performance and aligns with the creation of long-term stockholder value.

Our compensation philosophy is best described as pay-for-performance which rewards both financial and operational successes as well as actions that drive stockholder value creation. The following are the objectives of our compensation program:

•	attracting and retaining qualified and dedicated executives who are essential to our long-term success;

•	providing compensation packages that are competitive with the compensation arrangements offered by comparable companies, including our competitors;
•	tying a significant portion of an executive officer’s compensation to the Company’s and the individual’s performance; and
•	aligning the interests of management with the interests of our stockholders through stock-based compensation arrangements.

In 2019, our NEOs received a compensation package that consisted of an annual base salary, annual incentive award opportunities and long-term equity incentive award opportunities. The components of our compensation program align the interests of our NEOs and other participants with the interests of our stockholders. Our compensation programs are structured to motivate and reward our executives to increase stockholder value and provide balanced incentives for achieving our objectives without incentivizing executives to take excessive risks.

We believe our executive compensation program incorporates market best practices, creates long-term stockholder value and increases management accountability via:

•

Performance stock units, or PSUs, that vest based on our total shareholder return (TSR) ranking relative to the S&P SmallCap 600 Index over a three-year performance period and require a median TSR ranking for target payout;

•	PSUs that vest based on our return on invested capital (ROIC) over a three-year performance period; and
•

Performance metrics intended to hold our executive officers accountable for the Company’s financial performance.  In 2019, the short-term incentive performance metrics established by the Compensation Committee related to net sales, adjusted earnings per share and free cash flow generation.

The following highlights practices that the Company utilizes in support of our pay-for-performance philosophy:

What We Do

•	Align executive pay with Company performance;
•	Establish performance metrics that correlate to stockholder value creation;
•	Mitigate undue risk in compensation programs;
•	Include meaningful vesting periods on equity awards;
•	Establish a performance gate that must be achieved as a condition to any payout of short-term incentive compensation;
•	Set maximum payout limits on all variable, performance-based compensation programs;
•	Utilize an independent compensation consultant;
•	Provide reasonable post-employment/change in control provisions in employment/separation agreements;
•	Maintain executive stock ownership guidelines; and
•	Maintain an incentive compensation recoupment (clawback) policy applicable to all equity awards granted under our compensation plans.

What We Don’t Do

•	Reprice underwater stock options;
•	Exchange underwater stock options for cash;

•	Grant multi-year guaranteed bonuses; or
•	Permit hedging, pledging or short-sale transactions by our executive officers and directors.

Compensation Committee

The Compensation Committee consists of four independent non-employee directors and is supported by our human resources department. As discussed below, the Compensation Committee may also retain one or more independent compensation consultants to assist it. The Compensation Committee handles a variety of compensation and organizational matters relating to our executives, including the following:

•	reviews, approves and administers all of our executive compensation programs;
•	establishes the performance objectives under our executive incentive compensation and long-term equity compensation programs;
•	determines the attainment of those performance objectives and the awards to be made under our compensation programs;
•	evaluates the performance of our chief executive officer and our other NEOs;
•	reviews succession planning for our executives, including the position of the chief executive officer; and
•	reviews proposed organization or responsibility changes at the senior executive level.

The Compensation Committee uses its informed judgment to determine the appropriate type and mix of compensation elements; to select performance measures, target levels and payout schedules for incentive compensation; and to determine the level of salary and incentive awards for each executive officer. The Compensation Committee has the authority to engage its own external compensation consultant as needed and has engaged Willis Towers Watson as its independent consultant since 2015. We conducted a conflict of interest assessment prior to the Compensation Committee engaging Willis Towers Watson (and on an annual basis thereafter), which verified, in the Compensation Committee’s judgment, Willis Towers Watson’s independence and that no conflicts of interest existed.

In fiscal 2019, Willis Towers Watson provided services to us in the areas of executive compensation, benefits and corporate risk and broking consulting services. During fiscal 2019, we paid Willis Towers Watson the following amounts for such services:

Executive Compensation Consulting Fees. Fees for executive compensation consulting services totaled approximately $60,000, including fees associated with services provided to management and the Compensation Committee.

Other Consulting Fees. Fees for other consulting services totaled approximately $900,000 related to the NN, Inc. Health and Welfare Benefit Plan and Voluntary benefit offerings and Global Property, Casualty and Management Liability Insurance programs.

The Compensation Committee engaged Willis Towers Watson to perform a competitive review of the Company’s executive pay programs in comparison to competitive market practices. Willis Towers Watson also advised on selecting a peer group of companies for executive compensation benchmarking, provided comparative data for the annual executive compensation review and assisted with other compensation matters as requested. Representatives from Willis Towers Watson also attend Compensation Committee meetings on request.

The Company’s Human Resources Department also provides compensation data, research and analysis that the Compensation Committee may request, and our Chief Human Resources Officer, along with our CEO and our General Counsel, regularly attend Compensation Committee meetings. However, the Compensation Committee meets in executive session without management present to discuss CEO performance and compensation, as well as any other matters deemed appropriate by the Compensation Committee.

The CEO recommends to the Compensation Committee compensation levels for the other executive officers, including salary increases, annual incentive targets and equity award values, based on his assessment of each executive’s performance and level of responsibility.

Peer Group Compensation Analysis

The Compensation Committee believes it is important to clearly understand the relevant market for executive talent to inform its decision-making and ensure that our executive compensation program supports our recruitment and retention needs and is fair and efficient. As a result, the Compensation Committee has worked with Willis Towers Watson to develop a peer group for purposes of assessing competitive compensation practices, and periodically reviews compensation data for the peer group derived from publicly filed proxy statements.

Our peer group consists of the companies set forth below:

Enerpac Tool Group Corporation	Crane Co.	Kaman Corporation

Albany International Corp.	EnPro Industries, Inc.	Lydall, Inc.

Altra Industrial Motion Corp.	ESCO Technologies, Inc.	RBC Bearings Inc.

Barnes Group, Inc.	HEICO Corporation	SPX Corporation

CIRCOR International, Inc.	John Bean Technologies Corporation	TriMas Corporation

The Compensation Committee selected companies for inclusion in this peer group based on (i) the extent to which they compete with us in one or more lines of business, for executive talent and for investors, and (ii) selected financial measures such as comparability of revenues.

What We Pay and Why: Elements of Compensation

We have three elements of total direct compensation: base salary, annual incentive compensation and long-term equity incentive compensation.

Base Salary. We pay base salaries to attract talented executives and to provide a fixed base of cash compensation. The salary levels for our executive officers and other direct reports of the Chief Executive Officer are reviewed and determined annually by the Compensation Committee. Salaries are established and adjusted based upon three factors: individual performance, our financial performance and peer group and market data established by compensation studies.

The following table indicates the base salaries for 2018 and 2019, and the percentage increase from the prior year for our NEOs:

Name	2018 Base Salary	2019 Base Salary	Percent Increase
Mr. Veltman(1)	$359,530	$600,000	67%
Mr. Holder(2)	$972,000	$972,000	0%
Mr. DeByle(3)	--	$515,000	N/A
Mr. Burwell(4)	$382,880	$382,880	0%
Mr. Heiter	$355,100	$369,304	4%
Mr. Qualters	$305,290	$314,449	3%
Mr. Buchan	$325,000	$330,000	1.5%
Mr. Atkinson(5)	$280,000	$322,000	15%

______________________

(1)	In September 2019, Mr. Veltman’s salary was increased from his 2019 base salary of $364,923 to $600,000 when he was appointed President and Chief Executive Officer.
(2)	Mr. Holder departed the Company effective as of September 13, 2019.
(3)	Mr. DeByle joined the Company effective as of September 23, 2019.
(4)	Mr. Burwell departed the Company effective as of July 12, 2019.
(5)	Mr. Atkinson departed the Company effective as of November 22, 2019.

Executive Incentive Compensation (EIC). We pay annual incentives to drive the achievement of key business results and to recognize individuals based on their contributions to those results. The Compensation Committee believes that this feature of compensation motivates executive officers to realize difficult, yet attainable, annual goals. Each fiscal year, the Compensation Committee establishes objectives for the upcoming fiscal year which are tied to achieving our strategic plan. These objectives are within the following categories:

•	Financial Goals: Achieve our annual business plan;
•	Operational Excellence: Attain excellence in workplace safety; maintain and improve product quality; improve on-time delivery of products; and
•

Functional Excellence: Attract and develop talent; remediate previously identified material weaknesses in internal controls; reduce net debt leverage; successfully source, execute and integrate acquisitions.

In 2019, the Compensation Committee established Company Financial Goals (Company adjusted earnings per share, free cash flow generation and net sales) and Financial Goals for each of the business groups (group adjusted operating margin, group free cash flow and group net sales).  For all of our NEOs, attainment of their respective Financial Goals was weighted at 75%, and attainment of operational and functional goals were weighted at 25%, in the aggregate. The operational and functional goals related to attaining excellence with respect to safety, product quality and delivery improvements, remediation of previously identified material weaknesses in internal controls, reduction of net debt leverage, improvements to the NN Operating System, deployment of a manufacturing enterprise software platform within the business groups, and successfully integrating acquisitions.

We provide our executive officers with targeted executive incentive compensation of 50% to 100% of base salary, as shown in the table below.  In 2019, the Compensation Committee established the following targeted award levels for our NEOs:

Name	Target Award Opportunity as a % of Base Salary
Mr. Veltman	90%
Mr. Holder	100%
Mr. DeByle	70%
Mr. Heiter	50%
Mr. Qualters	50%
Mr. Buchan	50%
Mr. Atkinson	50%

With respect to the approach used by the Compensation Committee to establish the threshold, target and maximum performance goals, the Committee considered multiple factors that included, but were not limited to, historical performance, budget performance for fiscal 2019 and targeted levels of performance improvement over multiple years. Performance metrics are established at a level that focuses on key business success factors that drive performance and challenge management to achieve higher operational performance. Target performance is considered challenging, yet attainable, when the goals are set.

In addition, the Compensation Committee established a performance gate for 2019 of Company adjusted earnings per share of $0.94.  If the Company did not achieve at least $0.94 adjusted earnings per share for 2019, no payout under this program would be made.  For 2019, the specific Company and business group financial goals, weighting of the goals and actual achievement by the Company, the Life Sciences, the Mobile Solutions and the Power Solutions groups in relation to the performance levels previously set by the Compensation Committee is reflected in the following tables:

		Company Performance Levels
Weight by Goal	Company Financial Goals	Threshold	Target	Maximum	Actual Results
	Payout Level	50%	100%	150%
40%	NN, Inc. Adjusted EPS(1)(2)	$0.94	$1.18	$1.42	$ 0.83
40%	NN, Inc. Free Cash Flow(3)(4)	$36.96	$46.20	$55.44	$ (4.79)
20%	NN, Inc. Net Sales(4)	$712.00	$890.00	$1,068.00	$ 847.45

		LS Group Performance Levels
Weight by Goal	Life Sciences Group Financial Goals	Threshold	Target	Maximum	Actual Results
	Payout Level	50%	100%	150%
40%	Group Adjusted Operating Margin(5)	16.8%	21.0%	25.2%	21.10%
40%	Group Free Cash Flow(3)(4)	$31.52	$39.40	$47.28	$50.75
20%	Group Net Sales(4)	$275.04	$343.80	$412.56	$359.73

		MS Group Performance Levels
Weight by Goal	Mobile Solutions Group Financial Goals	Threshold	Target	Maximum	Actual Results
	Payout Level	50%	100%	150%
40%	Group Adjusted Operating Margin (inclusive of JV)	8.1%	10.1%	12.1%	6.60%
40%	Group Free Cash Flow(3)(4)	$18.16	$22.70	$27.24	$1.26
20%	Group Net Sales(4)	$282.64	$353.30	$423.96	$ 297.75
		PS Group Performance Levels
Weight by Goal	Power Solutions Group Financial Goals	Threshold	Target	Maximum	Actual Results
	Payout Level	50%	100%	150%
40%	Group Adjusted Operating Margin	15.0%	18.8%	22.6%	17.10%
40%	Group Free Cash Flow(3)(4)	$21.04	$26.30	$31.56	$23.62
20%	Group Net Sales(4)	$168.80	$211.00	$253.20	$ 192.10

_________________

(1)	If the Company does not attain the threshold performance for Adjusted Earnings per Share, no payout under the program is made.
(2)

Adjusted earnings per share represents GAAP net income, adjusted to exclude the tax-affected effects of restructuring and impairment charges (related to plant closures and other charges incurred to implement our strategic goals, that do not necessarily represent a major strategic shift in operations), charges related to acquisition and integration costs,  amortization of intangibles costs for fair value step-up in values related to acquisitions and amortization of deferred financing costs, and foreign exchange gain (loss) on inter-company loans divided by total shares of common stock outstanding. We believe this performance measure provides meaningful supplemental information regarding our core operational performance.

(3)

Free Cash Flow represents GAAP net cash provided by operating activities less capital expenditures.  We believe this performance measure provides meaningful supplemental information regarding our core operational performance.

(4)	Amounts reported in millions of U.S. dollars.
(5)	Adjusted operating margin represents Non-GAAP adjusted earnings divided by GAAP net sales.

In March 2020, the Compensation Committee met to consider the payment of executive incentive compensation. Because the Company’s adjusted earnings per share was below the threshold amount, no payout under this program was made.

Long-Term Incentive Compensation. We provide performance-based long-term incentive compensation to certain employees, including our NEOs, to directly tie the interests of these individuals to the interests of our stockholders. In addition, this program allows us to provide competitive pay packages to attract and retain a highly talented management team. In March 2015, our Board established stock ownership guidelines of five times annual base salary for our Chief Executive Officer, three times annual base salary for our other executive officers and three times the annual cash retainer for directors, which acts to further align the interests of our directors and executive officers with those of our stockholders.

In 2015, we significantly enhanced our executive compensation program by including in our long-term incentive compensation program performance stock units, or PSUs, that vest based on our total shareholder return, or the TSR Awards, relative to the S&P SmallCap 600 Index, and on our return on invested capital, or the ROIC Awards, over a three-year performance period (Performance Period). In addition, our NEOs receive long-term incentive compensation in the form of shares of restricted stock.  Such long-term incentive compensation is based on the NEO’s target opportunity as a percentage of base salary and is equally allocated one-third each among TSR Awards, ROIC Awards and restricted stock awards.  Our long-term incentive compensation is designed to directly align the interests of executives to the interests of our stockholders and to drive long-term stockholder value.

The Compensation Committee chose the S&P SmallCap 600 Index as a relative TSR comparison group because it is a broad and stable index group that is comprised of companies with similar market capitalizations as ours. TSR is calculated by taking a total of share price appreciation plus dividends over the three-year period compared to our share price at the beginning of the period.  The performance metrics and corresponding payouts for TSR Awards are based on our ranking within the S&P SmallCap 600 for all performance cycles that are currently outstanding, and are as follows:

Performance	Payout
Threshold - At 35th percentile	50% of target
Target - At 50th percentile	100% of target
Maximum - At 75th percentile	150% of target

If performance is below the 35th percentile, no award will be earned or paid as it relates to that measure.

In 2019, we simplified the calculation of ROIC in response to input from our stockholders to equal (i) adjusted net operating profit after taxes, divided by (ii) total invested capital.  The performance metrics and corresponding payouts for ROIC Awards granted in 2019 are based on our achieving a specified average return on invested capital during the Performance Period as follows:

Performance	Payout
Threshold – 4.7%	35% of target
Target – 5.8%	100% of target
Maximum – 7.0%	150% of target

If we do not achieve at least a 4.7% return on invested capital during the Performance Period, no award will be earned or paid.

If the PSUs do not vest at the end of the Performance Period, such PSUs will expire automatically. Upon vesting, the PSUs will be settled by the issuance of shares of common stock, subject to the executive’s continued employment through the vesting date. The actual number of shares of common stock that will be issued to each award recipient at the end of the Performance Period will be interpolated between a threshold and maximum payout amount based on actual performance results. No dividends will be paid on outstanding PSUs during the Performance Period; however, dividend equivalents will be paid based on the number of shares of common stock that are ultimately earned at the end of the Performance Period.

The Restricted Stock will vest ratably over three years in accordance with historical compensation practice, subject to continued employment. Dividends will be paid on outstanding Restricted Stock during the vesting period.

For 2019, the Compensation Committee established a long-term incentive compensation target opportunity for each executive that ranged between 80% and 250% of the respective NEO’s base salary and was intended to approximate the market values of long-term equity awards granted within our peer group.  Each NEO’s long-term incentive opportunity award value in 2019 is shown in the following table:

Name	Grant Date Fair Value of TSR Awards	Grant Date Fair Value of ROIC Awards	Grant Date Fair Value of Restricted Stock	Grant Date Fair Value of Long-Term Incentive Compensation
Mr. Veltman(1)	$101,903	$101,849	$101,849	$305,601
Mr. Holder	$810,294	$809,853	$809,853	$2,430,000
Mr. DeByle(2)	__	__	__	__
Mr. Heiter	$100,643	$100,596	$100,596	$301,835
Mr. Qualters	$86,525	$86,486	$86,486	$259,497
Mr. Buchan(3)	__	__	__	__
Mr. Atkinson	$79,356	$79,322	$79,322	$238,000

_______________________

(1)

In March 2019 when the long term incentive compensation awards were granted, Mr. Veltman was the Executive Vice President of the Mobile Solutions Group.  Mr. Veltman was appointed President and Chief Executive Officer in September 2019.

(2)	Mr. DeByle was hired in September 2019 and, accordingly, was not granted any long-term incentive opportunity awards in 2019.
(3)

Prior to Mr. Buchan’s appointment as Executive Vice President, Mobile Solutions in September 2019, he was granted as long term incentive compensation, $108,181 of restricted stock and options to purchase 13,700 shares of common stock at an exercise price of $7.93 per share, each of which vest over a three year period.

TSR and ROIC Metrics and Actual Performance Attainment – 2017-2019 Performance Period. In 2017, the Compensation Committee established the following TSR and ROIC performance thresholds to be measured over the 2017-2019 performance period.  The 2017 ROIC awards were based on a calculation of ROIC that was changed in 2019 and is no longer utilized.

TSR Performance	Payout
Threshold - At 35th percentile	50% of target
Target - At 50th percentile	100% of target
Maximum - At 75th percentile	150% of target

ROIC Performance	Payout
Threshold – 15.0%	35% of target
Target – 17.5%	100% of target
Maximum – 20.0%	150% of target

In March 2020, we certified to the Compensation Committee that during the 2017-2019 performance period Relative TSR was -65% (6th percentile) and ROIC was 12.8%, both of which were below the threshold requirements.  As a result of the Relative TSR and ROIC results, no performance shares were awarded to our NEOs under the 2017 Long-Term Incentive Compensation Plan.

Benefits.  In addition to the three elements of total direct compensation (base salary, annual incentive compensation and long-term equity incentive compensation), we provide certain other benefits to our NEOs, including Company-matched contributions under a 401(k) savings plan, premium payments relating to supplemental disability insurance, health savings accounts, group term life insurance, employee travel allowance, relocation costs and moving expenses.

Employment Related Restricted Stock Grants.  Also in 2019, and in connection with the appointment of Mr. Veltman as President and Chief Executive Officer and of Mr. DeByle as Senior Vice President and Chief Financial Officer, the Compensation Committee approved stock grants to Mr. Veltman and Mr. DeByle in the amounts of $200,000 each in September and October 2019, respectively.  These grants each vest one year from the respective date of grant.

Say on Pay Analysis

At our 2019 Annual Meeting, we held an annual advisory vote on executive compensation, and approximately 84% of our stockholders voted in favor of our named executive officer compensation for 2018.  At this year’s Annual Meeting, we will again hold an annual advisory vote to approve our named executive officer compensation. The Compensation Committee will continue to consider the results from this year’s and future advisory votes on named executive officer compensation, as well as feedback from stockholders throughout the course of such year, when evaluating our compensation program.  Furthermore, based on the results of the advisory vote held at our 2017 Annual Meeting on the frequency of advisory votes on executive compensation, we intend to continue our practice to hold an advisory vote to approve our named executive officer compensation annually.

Risk Considerations

We structure our executive compensation arrangements to encourage executives to take appropriate risks designed to enhance performance and increase stockholder value. We believe that providing a balanced mix of stock- and cash-based compensation arrangements tied to both corporate and individual performance goals provides an appropriate balance of incentives for executives and helps to avoid the taking of inappropriate or excessive risks. The Compensation Committee has assessed our compensation objectives, philosophy, policies, procedures and forms of compensation, and has concluded that our compensation program and principles do not create risks that are likely to have a material adverse effect.

With respect to specific elements of compensation:

•	Base salary does not encourage risk-taking as it is a fixed amount and but one component of a balanced, multi-component approach to compensation and rewards.
•

Our executive incentive compensation for executive officers is designed to reward achievement of performance metrics that take into account the expense of such compensation, which we believe facilitates the creation of stockholder value. Through a combination of plan design and management procedures, undue risk-taking is mitigated.

•

Awards under our long-term incentive plans are determined by the Compensation Committee and subject to vesting requirements. We have stock ownership guidelines to ensure that a meaningful portion of an executive officer’s net worth is in our common stock and therefore tied to long-term sustainable performance. We believe this negates any motivation to take inappropriate risks associated with business performance.

Compensation of our Executive Officers

We believe that our and our stockholders’ interests are best served by developing and maintaining compensation policies and practices that attract and retain qualified and dedicated executives who are essential to our long-term success; are competitive with the compensation arrangements offered by comparable companies including our competitors; tie a significant portion of an executive officer’s compensation to our and the individual’s performance; and directly align the interests of management with the interests of our stockholders through stock-based compensation arrangements.

Compensation of the Chief Executive Officer

Our decisions regarding compensation of our Chief Executive Officer, or our CEO, are guided by the same policies and considerations that govern compensation of our other executive officers.  The Compensation Committee reviews and evaluates the CEO’s individual performance annually on the basis of his actual performance in comparison to written financial and strategic objectives established at the beginning of the year by the Compensation Committee. The Compensation Committee also evaluates the CEO based upon our financial performance as compared to our annual business plan and compares the CEO’s compensation to the peer companies.  Additionally, on an annual basis, the CEO prepares a written succession plan that is reviewed by the Compensation Committee. This plan includes a plan of succession for the CEO and our other executive officers.

Stock Ownership Policies

Stock Ownership Requirements. To further align management and stockholder interests and discourage inappropriate or excessive risk-taking, our stock ownership policy requires each executive officer to obtain a substantial equity stake in the Company within five years of their appointment to an executive position. Our CEO is required to own shares with a market value of at least five times his annual base salary. The requirement for the Section 16 officers is three times their annual base salary and for non-employee directors, three times their annual retainer. Under the policy, beneficial ownership includes shares owned directly by the individual; shares owned jointly with or separately by the individual’s spouse; shares held in trust for the benefit of the individual, the individual’s spouse and/or children; and restricted stock units (vested and unvested).

Pledging Policy. In addition, our insider trading policy prohibits any director or officer (including the NEOs) from pledging any of our securities as collateral for a loan without first obtaining approval from our Chief Executive Officer and our General Counsel.

Hedging Policy. Our insider trading policy prohibits our directors and officers (including the NEOs) from engaging in any transactions involving a derivative of our securities, including hedging transactions.

Incentive Compensation Recoupment (Claw-Back) Policy

To further discourage inappropriate or excessive risk-taking, the Compensation Committee has adopted a recoupment policy applicable to our executive officers. Under the policy, in the event of a material restatement of our consolidated financial statements, willful misconduct or fraud, the Compensation Committee may, to the extent permitted by law and to the extent it determines that it is in our best interests to do so, in addition to all other remedies available to us require reimbursement or payment of the portion of any annual incentive compensation, including any equity compensation, paid or awarded to the executive within the three year period prior to the date such material restatement is first publicly disclosed that would have been materially lower if determined using the restated financial results.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the section in this Proxy Statement entitled “Compensation Discussion and Analysis” with management, and, based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:

Steven T. Warshaw, Chairman

Raynard D. Benvenuti

Robert E. Brunner

David K. Floyd

Jeri J. Harman

*The material in the foregoing Compensation Committee report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, whether made before or after the date hereof.

Compensation Tables

Summary Compensation Table

The following table sets forth for the year ended December 31, 2019 information concerning the compensation paid for services rendered in all capacities by the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(8)	Option Awards ($)(9)	Non-equity Incentive Plan Compen- sation ($)(10)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(11)	Total ($)
Warren A. Veltman(1)	2019	426,865	—	496,712	—	—	—	20,466	944,043
President and Chief	2018	359,264	—	305,989	—	—	—	14,883	680,136
Executive Officer	2017	344,748	—	301,716	—	192,891	—	8,326	847,681
Richard D. Holder(2)	2019	691,615	—	2,359,372	—	—	—	753,777	3,804,764
Former President and Chief	2018	941,539	—	2,252,989	—	—	—	856,434	4,050,962
Executive Officer	2017	717,115	—	1,848,453	—	761,483	—	31,177	3,358,210
Thomas D. DeByle(3)	2019	138,654	—	200,000	—	—	—	10,345	348,999
Senior Vice President and
Chief Financial Officer
Thomas C. Burwell(4)	2019	206,166	—	—	—	—	—	195,355	401,521
Former Senior Vice President and	2018	370,526	—	300,975	—	—	—	608,172	1,279,673
Chief Financial Officer	2017	292,000	—	254,833	254,237	139,351	—	14,752	955,173
Matthew S. Heiter	2019	366,026	—	293,051	—	—	—	12,678	671,755
Senior Vice President, General	2018	348,175	—	288,144	—	—	—	20,644	657,023
Counsel and Secretary	2017	328,431	—	286,972	—	175,408	—	16,693	807,504
Christopher J. Qualters(5)	2019	312,335	—	251,939	—	—	—	9,211	573,485
Executive Vice President –
Life Sciences
John R. Buchan(6)	2019	328,942	—	108,181	38,553	—	—	25,393	501,069
Executive Vice President –
Mobile Solutions and Power Solutions
J. Robbie Atkinson(7)	2019	281,34	—	231,075	—	—	—	72,875	585,296
Former Executive Vice President –	2018	271,539	—	221,250	—	—	—	505,813	998,602
Life Sciences

_______________

(1)

Mr. Veltman was appointed Interim President and Chief Executive Officer, effective as of September 16, 2019, and then President and Chief Executive Officer, effective as of February 17, 2020.  Prior to September 16, 2019, he served as the Executive Vice President of the Company’s Mobile Solutions group.

(2)	Mr. Holder resigned and departed the Company, effective as of September 13, 2019.
(3)	Mr. DeByle joined the Company in this position, effective as of September 23, 2019.
(4)	Mr. Burwell resigned and departed the Company, effective as of July 12, 2019.
(5)	Mr. Qualters served as the Executive Vice President of the Company’s Power Solutions group until assuming this position, effective as of November 25, 2020.
(6)

Mr. Buchan was promoted to serve as Executive Vice President of the Company’s Mobile Solutions group, effective as of September 20, 2019, and then assumed this consolidated position, effective as of November 25, 2019.  Prior to September 20, 2019, he served as Vice President of Operations of the Company’s Mobile Solutions Group.

(7)	Mr. Atkinson resigned and departed the Company, effective as of November 22, 2019.
(8)

Amounts in the Stock Awards column represent the grant date fair values of shares of restricted stock, TSR Awards and ROIC Awards granted. The grant date fair values were computed in accordance with FASB ASC Topic 718. The grant date fair value of restricted stock was based on the closing price of our stock on the date of grant. The grant date fair value of TSR Awards was determined using a Monte Carlo simulation model. The grant date fair value of ROIC Awards was based on the closing price of our stock on the date of grant. The grant date fair values of PSUs in the table above assumes target performance, but the actual number of performance shares distributed at the end of the performance period is dependent upon the achievement of stated performance goals. The following tables reflect the grant date fair value of the PSUs at target, as well as the maximum grant date fair value if the highest level of performance is achieved. Additional information regarding the TSR Awards and ROIC Awards is set forth under Note 19 of the Notes to

Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 16, 2020.

Grant Date Fair Value of TSR Awards
Name	Target Value ($)	Maximum Value ($)
Mr. Veltman	92,986	139,478
Mr. Holder	739,384	1,109,076
Mr. Heiter	91,835	137,752
Mr. Qualters	78,954	118,431
Mr. Buchan	0	0
Mr. Atkinson	72,412	108,618

Grant Date Fair Value of ROIC Awards
Name	Target Value ($)	Maximum Value ($)
Mr. Veltman	101,861	152,791
Mr. Holder	809,994	1,214,991
Mr. Heiter	100,608	150,912
Mr. Qualters	86,493	129,739
Mr. Buchan	0	0
Mr. Atkinson	79,332	118,998

(9)

Amounts represent the grant date fair value, as computed in accordance with the FASB ASC Topic 718. Options granted to officers and other key employees vest over a period of three years beginning on the first anniversary of the date of grant and are exercisable at the closing market price of the date of grant. The assumptions used to calculate the value of these option awards are set forth under Note 19 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 16, 2020.

(10)	Generally, non-equity incentive plan compensation is earned in one fiscal year and paid in the first quarter of the next year. No non-equity incentive plan compensation was earned during 2019.
(11)	Reflects all other compensation, as summarized in the following table for 2019:

Name	Automobile Allowance ($)	Supplemental Disability Insurance ($)	401(k) Company Match ($)	Health Savings Account ($)	Excess Group Term Life Insurance Premiums ($)	Travel Allowance(1) ($)	Moving Expenses(2) ($)	Severance ($)	Other(3) ($)	Total ($)
Mr. Veltman	10,246	4,444	2,000	1,500	2,492	3,000	4,213	—	2,817	20,466
Mr. Holder	—	3,067	5,575	—	1,754	—	—	733,136	—	753,777
Mr. DeByle	—	—	1,585	—	643	—	8,117	—	—	10,345
Mr. Burwell	—	2,281	4,228	—	691	—	—	188,155	—	195,355
Mr. Heiter	—	5,514	4,764	—	2,400	—	—	—	—	12,678
Mr. Qualters	—	3,463	3,064	1,500	1,183	—	—	—	—	9,211
Mr. Buchan	12,000	4,444	2,000	1,500	2,448	3,000	—	—	—	25,393
Mr. Atkinson	—	1,823	5,503	—	449	—	—	65,099	—	72,875

_________________

(1)	Mr. Veltman and Mr. Buchan were paid a travel award for electing to fly coach on several overseas trips rather than business class as permitted by Company policy.
(2)	Amounts in this column include reimbursement for certain moving expenses and related tax assistance.
(3)	In December 2019, Mr. Veltman was paid a 25-year service award in the amount disclosed above.

The following table sets forth information with respect to plan-based awards granted during 2019 to the named executive officers.

Grants of Plan-Based Awards For 2019

			Estimated Future payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value Of Stock and Option Awards ($)(5)
Name	Type	Grant Date	Thres- hold ($)	Target ($)	Maxi- mum ($)	Thresh- old ($)	Target ($)	Maxi- mum ($)
Mr. Veltman
	Restricted Stock	3/14/2019	—	—	—	—	—	—	12,845	—	—	101,861
	Restricted Stock	9/20/2019							28,130			200,004
	TSR Award	3/14/2019	—	—	—	46,493	92,986	139,478	—	—	—	92,986
	ROIC Award	3/14/2019	—	—	—	35,651	101,861	152,791	—			101,861
	Non-Equity Incentive Plan Award		270,000	540,000	810,000	—	—	—	—	—	—	—
Mr. Holder
	Restricted Stock	3/14/2019	—	—	—	—	—	—	102,143	—	—	809,994
	TSR Award	3/14/2019	—	—	—	369,692	739,384	1,109,076	—	—	—	739,384
	ROIC Award	3/14/2019	—	—	—	283,498	809,994	1,214,991	—			809,994
	Non-Equity Incentive Plan Award		486,000	972,000	1,458,000	—	—	—	—	—	—	—
Mr. DeByle
	Restricted Stock	10/7/2019	—	—	—	—	—	—	30,303	—	—	200,000
	Non-Equity Incentive Plan Award		180,250	360,500	540,750	—	—	—	—	—	—	—
Mr. Heiter
	Restricted Stock	3/14/2019	—	—	—	—	—	—	12,687	—	—	100,608
	TSR Award	3/14/2019	—	—	—	45,917	91,835	137,752	—	—	—	91,835
	ROIC Award	3/14/2019	—	—	—	35,213	100,608	150,912	—			100,608
	Non-Equity Incentive Plan Award		92,326	184,652	276,978	—	—	—	—	—	—	—
Mr. Qualters
	Restricted Stock	3/14/2019	—	—	—	—	—	—	10,907	—	—	86,493
	TSR Award	3/14/2019	—	—	—	39,477	78,954	118,431	—	—	—	78,954
	ROIC Award	3/14/2019	—	—	—	30,272	86,493	129,739	—			86,493
	Non-Equity Incentive Plan Award		78,612	157,225	235,837	—	—	—	—	—	—	—
Mr. Buchan
	Option	3/14/2019	—	—	—	—	—	—	—	13,700	7.93	108,641
	Restricted Stock	3/14/2019	—	—	—	—	—	—	13,642	—	—	108,181
	Non-Equity Incentive Plan Award		82,500	165,000	247,500	—	—	—	—	—	—	—
Mr. Atkinson
	Restricted Stock	3/14/2019	—	—	—	—	—	—	10,004	—	—	79,332
	TSR Award	3/14/2019	—	—	—	36,206	72,412	108,618	—	—	—	108,618
	ROIC Award	3/14/2019	—	—	—	27,766	79,332	118,998	—			118,998
	Non-Equity Incentive Plan Award		80,500	161,000	241,500	—	—	—	—	—	—	—

(1)

Estimated Future Payouts Under Non-Equity Incentive Plans represent the threshold, target, and maximum amounts that could be earned under our Non-Equity Incentive Compensation program at targets established for each level. Until the threshold performance is obtained, no incentive is earned. If the maximum performance had been achieved, the named executive officers would have received one and one-half times their target bonus amount. See “Compensation Discussion & Analysis — What We Pay and Why: Elements of Compensation — Non-Equity Incentive Compensation” for more information regarding our bonuses.

(2)

Amounts represent the grant date fair value, as computed in accordance with FASB ASC Topic 718. The grant date fair value of TSR Awards was determined using a Monte Carlo simulation model. The grant date fair value of ROIC Awards was based on the closing price of our stock on the date of grant.  The PSUs vest over a three-year performance period.  Additional information regarding the PSUs are set forth under Note 19 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 16, 2020.

See also “Compensation Discussion & Analysis — What We Pay and Why: Elements of Compensation — Long-Term Incentive Compensation” for additional information regarding our PSUs, including information regarding performance criteria.

(3)

Amounts represent the grant date fair value, as computed in accordance with ASC Topic 718. Shares of restricted stock vest over a period of three years beginning on the first anniversary of the date of grant.

(4)

Options granted to officers and other key employees vest over a period of three years beginning on the first anniversary of the date of grant and are exercisable at the closing market price of the date of grant. The assumptions used to calculate the value of these option awards are set forth under Note 19 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 16, 2020.

(5)

The grant date fair values of PSUs in the table above assumes target performance, but the actual number of performance shares distributed at the end of the performance period is dependent upon the achievement of stated performance goals.

The following table sets forth information with respect to outstanding equity awards as of December 31, 2019.

Outstanding Equity Awards at Fiscal Year-End 2019

		Option Awards					Stock Awards
Name	Grant/Award Type	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Veltman	FY 2014 Option	3,000	—	—	22.15	10/20/2024	—	—	—	—
	FY 2017 RSU	—	—	—	—	—	1,349	12,478	—	—
	FY 2018 RSU	—	—	—	—	—	2,766	25,586	—	—
	FY 2018 TSR Award	—	—	—	—	—	4,149	38,378	—	—
	FY 2018 ROIC Award	—	—	—	—	—	4,149	38,378	—	—
	FY 2019 RSU	—	—	—	—	—	40,975	379,019	—	—
	FY 2019 TSR Award	—	—	—	—	—	10,020	92,685	—	—
	FY 2019 ROIC Award	—	—	—	—	—	12,845	118,816	—	—
Mr. Holder	FY 2013 Option	100,000	—	—	9.40	6/3/2023	—	—	—	—
	FY 2014 Option	25,000	—	—	19.63	3/19/2024	—	—	—	—
Mr. DeByle	FY 2019 RSU	—	—	—	—	—	30,303	280,303	—	—
Mr. Burwell	FY 2011 Option	6,000	—	—	14.13	7/12/2021	—	—	—	—
	FY 2012 Option	6,000	—	—	8.86	7/12/2021	—	—	—	—
	FY 2013 Option	11,000	—	—	9.97	7/12/2021	—	—	—	—
	FY 2014 Option	3,000	—	—	19.63	7/12/2021	—	—	—	—
	FY 2017 Option	21,500	—	—	24.20	7/12/2021	—	—	—	—
Mr. Heiter	FY 2017 RSU	—	—	—	—	—	1,283	11,868	—	—
	FY 2018 RSU	—	—	—	—	—	2,605	24,096	—	—
	FY 2018 TSR Award	—	—	—	—	—	3,908	36,149	—	—
	FY 2018 ROIC Award	—	—	—	—	—	3,908	36,149	—	—
	FY 2019 RSU	—	—	—	—	—	12,687	117,355	—	—
	FY 2019 TSR Award	—	—	—	—	—	9,896	91,538	—	—
	FY 2019 ROIC Award	—	—	—	—	—	12,687	117,355	—	—
Mr. Qualters	FY 2014 Option	2,300	—	—	22.15	10/20/2024	—	—	—	—
	FY 2015 Option	3,000	—	—	25.16	4/30/2025	—	—	—	—
	FY 2017 RSU	—	—	—	—	—	748	6,919	—	—
	FY 2018 RSU	—	—	—	—	—	2,348	21,719	—	—
	FY 2018 TSR Award	—	—	—	—	—	3,523	32,588	—	—
	FY 2018 ROIC Award	—	—	—	—	—	3,523	32,588	—	—
	FY 2019 RSU	—	—	—	—	—	10,907	100,890	—	—
	FY 2019 TSR Award	—	—	—	—	—	8,508	78,699	—	—
	FY 2019 ROIC Award	—	—	—	—	—	10,907	100,890	—	—
Mr. Buchan	FY 2014 Option	2,300	—	—	22.15	10/20/2024	—	—	—	—
	FY 2015 Option	4,000	—	—	25.16	4/30/2025	—	—	—	—
	FY 2016 Option	8,400	—	—	11.31	3/16/2026	—	—	—	—
	FY 2017 Option	2,667	—	—	24.20	3/17/2027	—	—	—	—
	FY 2017 RSU	—	—	—	—	—	1,337	12,367	—	—
	FY 2018 Option	1,434	2,866	—	24.55	3/14/2028	—	—	—	—
	FY 2018 RSU	—	—	—	—	—	2,843	26,298	—	—
	FY 2019 Option	—	13,700	—	7.93	3/14/2029	—	—	—	—
	FY 2019 RSU	—	—	—	—	—	13,642	126,189	—	—
Mr. Atkinson	FY 2017 Option	8,800	—	—	24.20	2/20/2020	—	—	—	—

____________________

(1)	Stock options vest in three equal annual installments beginning on the first anniversary of the date of grant.
(2)

Shares of restricted stock vest in three equal annual installments beginning on the first anniversary of the date of grant. Performance share units granted on March 14, 2018 and March 14, 2019 will, subject to the achievement of the performance goals applicable thereto, vest on December 31, 2020 and December 31, 2021, respectively.

(3)

The market value of unvested shares of restricted stock and unvested shares issuable in respect of PSUs is based on the closing price of our common stock on the last day of fiscal year 2019, which was $9.25 and, with respect to PSUs, assumes target performance.

The following table sets forth information with respect to option exercises and stock vesting as of December 31, 2019.

Option Exercises and Stock Vested During 2019

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Veltman	—	—	5,480	42,145
Mr. Holder	—	—	82,983	685,680
Mr. Burwell	—	—	7,674	64,237
Mr. Heiter	—	—	5,251	40,377
Mr. Qualters	—	—	3,463	26,729
Mr. Buchan	—	—	4,360	33,635
Mr. Atkinson	—	—	7,323	61,178

Employment and Change of Control Agreements with Named Executive Officers

Each of our named executive officers has either a separation agreement or a written employment agreement to serve in his respective position that extends automatically for successive one-year terms unless either party gives notice of termination. We may terminate each named executive officer’s employment with or without cause, but if terminated without cause, the executive would continue to receive his annual salary, paid on a monthly basis, for either (i) eighteen months, or (ii) twelve months, subject to the increase noted below, from the date of termination, plus a lump sum payment of $12,000 as a transition assistance payment. If the named executive officer has more than 12 years of service at the date of termination, such named executive officer will receive one additional month of salary paid for each year of service up to a maximum additional six months, if employed for 18 years or more. The agreements for each of our named executive officers also include a non-competition term that ends two years after the conclusion of each executive’s employment with the Company.

The written employment or separation agreements for our named executive officers have change of control provisions. These provisions state if a named executive officer’s employment is terminated within two years following a change of control (i.e., a “double-trigger”), as defined in each named executive officer’s agreement, each named executive officer will receive: (i) a lump sum payment equal to the sum of two-times the named executive officer’s base salary (as of the date of termination) plus the named executive officer’s target bonus; (ii) a lump sum payment equal to the target annual bonus to which the named executive officer would have been entitled for the year of termination, if any, pro-rated for the portion of the year during which the named executive officer was employed with the Company; and (iii) a lump sum payment of $12,000 as a transition assistance payment.

The following table shows the compensation each named executive officer would have received under their respective agreements had a change in control and the termination of the executive’s service occurred, each as of December 31, 2019, except for Messrs. Holder, Burwell and Atkinson, whose actual compensation triggered by their respective resignations in 2019 is disclosed separately below.

Name	Cash Severance ($)(1)	Stock Option Acceleration ($)(2)	Restricted Stock And Performance Share Unit Acceleration ($)(3)	Total ($)
Mr. Veltman	1,752,000	—	705,340	2,457,340
Mr. DeByle	1,402,500	—	280,303	1,682,803
Mr. Heiter	935,260	—	434,510	1,369,770
Mr. Qualters	798,123	—	374,292	1,172,415
Mr. Buchan	837,000	18,084	164,854	1,019,938
_______________
(1)

Amounts represent two-times the named executive officer’s base salary, plus the named executive officer’s target bonus, plus a transition assistance payment of $12,000. None of the named executive officers were entitled to their bonuses for 2019, so that additional component is not reflected in the amounts above.

(2)

Stock option acceleration is calculated based on the difference between: (a) the market value of the shares of common stock underlying the above named executive officer’s unvested options on December 31, 2019, and (b) the exercise price of the unvested options held by such executive officer. The market value as of December 31, 2019 is deemed to have been $9.25 per share, which is the closing sale price of our common stock reported for transactions effected on the Nasdaq Global Select Market on December 31, 2019.  Mr. Buchan held unvested options as of December 31, 2019 with exercise prices of $24.55 per share and $7.93 per share. However, no compensation is reflected in this column for Mr. Buchan’s unvested options with an exercise price of $24.55 per share since the exercise price such unvested options is greater than the market value.

(3)

Restricted stock acceleration is calculated based on the market value of the above named executive officers’ unvested restricted stock and performance share units on December 31, 2019. The market value as of December 31, 2019 is deemed to have been $9.25 per share, which is the closing sale price of our common stock reported for transactions effected on the Nasdaq Global Select Market on December 31, 2019. The applicable Performance Share Unit Agreements provide that upon a change of control and termination of the executive’s service within twenty-four months of a change control, i.e., a “double-trigger”, all PSUs will be deemed vested at target. Accordingly, the amounts in this column reflect the vesting of PSUs at target performance levels.

Mr. Holder resigned effective as of September 13, 2019. We entered into a separation agreement and general release with Mr. Holder, dated September 15, 2019, under which Mr. Holder is entitled to receive severance payments equal to his last base salary of $972,000 for a period of 12 months following his resignation date, his annual target bonus in the amount of $656,752 and an additional payment in the amount of $37,000. Further, 52,496 unvested shares of restricted stock owned by Mr. Holder vested, and the exercise period for his options to purchase shares of common stock will remain outstanding and exercisable until the tenth anniversary of the applicable date of grant.

Mr. Burwell resigned effective as of July 12, 2019. We entered into a separation agreement and general release with Mr. Burwell, dated July 12, 2019, under which Mr. Burwell is entitled to receive the sum of $426,787, which is being paid over the thirteen months following his resignation. Further, any unvested options to purchase shares of common stock and unvested shares of restricted stock owned by Mr. Burwell vested, and the exercise period for his options to purchase shares of common stock was extended to July 12, 2021. In consideration of the payments and benefits provided under the Separation Agreement, Mr. Burwell agreed to certain confidentiality, non-competition and non-solicitation restrictions as well as other restrictive covenants and provided a global release of all claims.

Mr. Atkinson resigned effective as of November 22, 2019.  We entered into a separation agreement and general release with Mr. Atkinson, dated November 24, 2019, under which Mr. Atkinson is entitled to receive severance payments equal to $483,000, payable in accordance with the Company’s regular payroll procedures over the 18-month period following his separation date, and $12,000, payable in a lump sum, to assist with transition from employment. Further, 4,840 unvested shares of restricted stock owned by Mr. Atkinson vested.

Compensation Committee Interlocks and Insider Participation

All compensation decisions during the fiscal year ended December 31, 2019 for each of the named executive officers were made by the Compensation Committee, consisting of, from time to time, Messrs. Warshaw, Brunner, Dries and Floyd and Ms. Harman, none of whom is or was an officer or employee of the Company during the last fiscal year or prior to the last fiscal year, or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. Additionally, no executive officer of the Company has served or serves on the compensation committee or board of any company that employed or employs any member of our Compensation Committee or the Board.

CEO Pay Ratio

In light of the CEO transition that occurred in 2019, as permitted by SEC rules, we elected to annualize CEO compensation for purposes of the pay ratio based on the compensation of Mr. Veltman, who was serving as CEO on the median employee identification date, December 31, 2019.

For 2019, the annualized total compensation of Mr. Veltman as CEO, was $1,130,466, and the median of the annual total compensation of all employees, other than the CEO, was $33,588, resulting in a ratio of 34:1, or the Pay Ratio.

In determining the median employee, we collected information regarding taxable wages for all 5,787 employees of the Company and its consolidated subsidiaries as of December 31, 2019 for the period beginning January 1, 2019 and ending December 31, 2019. Taxable wages generally included an employee’s actual income, including base wages, overtime, bonuses and other cash incentives, that are subject to taxation in the applicable jurisdiction. We converted earnings paid in local currencies to U.S. dollars by applying the exchange rate at December 31, 2019.

We did not utilize the “de minimis” exception, statistical sampling or other similar methods, or any cost-of-living adjustment, as permitted by applicable SEC regulations, in calculating the Pay Ratio.

The Pay Ratio disclosed above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the Pay Ratio may not be comparable to the pay ratio reported by other companies.

Proposal VI: Ratification of Selection of our Registered Independent Public Accounting Firm

PricewaterhouseCoopers LLP has been selected by the Audit Committee as our registered independent public accounting firm for 2019. Although it is not required to do so, the Board has determined that it is desirable to seek stockholders’ ratification of the selection of PricewaterhouseCoopers LLP. If the stockholders should not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment.

Fees Paid to Registered Independent Public Accounting Firm

The following table sets forth the aggregate fees and expenses billed or expected to be billed by PricewaterhouseCoopers LLP for fiscal years 2019 and 2018.

	2019	2018
Audit Fees	$4,505,675	$5,703,609
Audit-Related Fees	—	$50,000
Tax Fees	$631,584	$1,277,140
Other Fees	$2,700	$1,800

Total	$5,139,959	$7,032,549

In accordance with definitions and rules established by the SEC, “audit fees” are fees billed for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, “audit-related fees” consist of fees billed for consulting services related to accounting pronouncements and internal control assessments, “tax fees” are fees billed for tax compliance, tax advice and tax planning, and all “other fees” consist of fees billed for subscriptions to online accounting and tax information services.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services to be provided to us by its registered independent public accounting firm prior to commencement of services. The Chairman of the Audit Committee has the authority to pre-approve such services up to a specified fee amount and these pre-approved decisions are presented to the full Audit Committee at its next scheduled meeting. Since the effective date of the SEC rules regarding strengthening auditor independence, all of the audit and tax services by PricewaterhouseCoopers LLP were pre-approved in accordance with the Audit Committee’s policies and procedures.

Representatives of PricewaterhouseCoopers LLP will not be present at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Management has the responsibility for preparation of our financial statements and the registered independent public accounting firm has the responsibility for the audit of those statements. Each member of the Audit Committee meets the independence requirements of the Nasdaq rules.

The Audit Committee has reviewed and discussed with our management and PricewaterhouseCoopers LLP, our registered independent public accounting firm, the audited financial statements of the Company for 2019; has discussed with PricewaterhouseCoopers LLP matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) standards; has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding its communications with the Audit Committee concerning independence; and has discussed with PricewaterhouseCoopers LLP their independence from the Company, including whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company was compatible with maintaining PricewaterhouseCoopers LLP’s independence. Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on March 16, 2020.

Members of the Audit Committee:

Thomas H Wilson, Jr., Chairman
Steven T. Warshaw
David L. Pugh
Christina E. Carroll Raynard D. Benvenuti

* The material in the foregoing Audit Committee report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We did not engage in any transaction with a related person as defined under the rules of the SEC. While the Board currently does not have a written policy with respect to approval of transactions with related parties, it is the policy of the Board to approve any transactions with related persons. Any approvals would be reflected in the minutes of the meeting of the Board at which the Board approved the transaction. We have adopted a written policy, however, on conflicts of interest, which appears in our Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics states that a “conflict of interest” exists when the personal interests of an officer, director or associate interferes with that person’s ability to act in the best interest of the Company. Under the Code of Business Conduct and Ethics, officers, directors and associates are to avoid actual conflicts of interest, but to also avoid the appearance of a conflict. Such persons may not engage in conduct where such person or a family member receives improper personal benefits as a result of such person’s position in the Company. Transactions or relationships that may reasonably be expected to give rise to conflicts of interest are not permitted. Potential, apparent or actual conflicts of interest must be reported to management.

ANNUAL REPORT

Our Annual Report on Form 10-K for the year ended December 31, 2019 is being mailed together with this Proxy Statement or made accessible pursuant to the instructions contained in the Notice of Internet Availability. Exhibits to our Annual Report on Form 10-K may be obtained by contacting our Secretary at 6210 Ardrey Kell Road, Charlotte, North Carolina 28277.

Notwithstanding anything to the contrary set forth in our previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Audit Committee Report, and the Compensation Committee Report (included herein) shall not be incorporated by reference into any such filings.

By Order of the Board of Directors,

Matthew S. Heiter
Secretary
Charlotte, North Carolina April 6, 2020

STOCKHOLDERS ARE REQUESTED TO MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY E97972-P36152 2. Approval of the issuance of common stock in accordance with the Nasdaq Marketplace Rules 5635(b) and 5635(d) upon (i) conversion or redemption of the Series B Convertible Preferred Stock, and (ii) exercise of warrants, in each case, issued pursuant to that certain Securities Purchase Agreement, dated December 5, 2019, by and among NN, Inc. and the investors named therein. 3. Advisory (non-binding) vote to approve the compensation of the named executive officers of NN, Inc. 4. Advisory (non-binding) vote to ratify the selection of PRICEWATERHOUSECOOPERS LLP as registered independent public accounting firm. NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! ! ! ! ! ! ! NN, INC. To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. NN, INC. 6210 ARDREY KELL ROAD CHARLOTTE, NC 28277 01) Raynard D. Benvenuti 02) Christina E. Carroll 03) David K. Floyd 04) Jeri J. Harman 05) Steven T. Warshaw 06) Thomas H. Wilson, Jr. 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR proposals 2, 3 and 4. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 19, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern on May 19, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. E97973-P36152 NN, INC. 6210 Ardrey Kell Road Charlotte, NC 28277 SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT 10:00 AM EDT ON MAY 20, 2020, AT HILTON GARDEN INN CHARLOTTE WAVERLY, 7415 WAVERLY WALK AVENUE, CHARLOTTE, NORTH CAROLINA 28277. The undersigned stockholder hereby appoints Warren A. Veltman and Matthew S. Heiter, each of them, with full power of substitution and revocation, the proxies of the undersigned to vote all shares registered in the name of the undersigned on all matters set forth in the proxy statement and on any other matters that may properly come before the Annual Meeting and all adjournments thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES IN ITEM 1, "FOR" IN ITEMS 2, 3 AND 4 AND "FOR" WITH RESPECT TO ANY OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF, IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON OR PERSONS VOTING ON SUCH MATTER OR MATTERS. Continued and to be signed on reverse side

NN, INC. *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 20, 2020. NN, INC. 6210 ARDREY KELL ROAD CHARLOTTE, NC 28277 See the reverse side of this notice to obtain proxy materials and voting instructions. E97994-P36152 You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. Meeting Information Meeting Type: Annual Meeting For holders as of: March 24, 2020 Date: May 20, 2020 Time: 10:00 AM EDT Location: Hilton Garden Inn Charlotte Waverly 7415 Waverly Walk Avenue Charlotte, North Carolina 28277

E97995-P36152 Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 6, 2020 to facilitate timely delivery. How to View Online: Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) in the subject line. NOTICE AND PROXY STATEMENT FORM 10-K Proxy Materials Available to VIEW or RECEIVE: Before You Vote How to Access the Proxy Materials How To Vote Please Choose One of the Following Voting Methods

Voting Items 2. Approval of the issuance of common stock in accordance with the Nasdaq Marketplace Rules 5635(b) and 5635(d) upon (i) conversion or redemption of the Series B Convertible Preferred Stock, and (ii) exercise of warrants, in each case, issued pursuant to that certain Securities Purchase Agreement, dated December 5, 2019, by and among NN, Inc. and the investors named therein. 3. Advisory (non-binding) vote to approve the compensation of the named executive officers of NN, Inc. 4. Advisory (non-binding) vote to ratify the selection of PRICEWATERHOUSECOOPERS LLP as registered independent public accounting firm. NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof. 01) Raynard D. Benvenuti 02) Christina E. Carroll 03) David K. Floyd 04) Jeri J. Harman 05) Steven T. Warshaw 06) Thomas H. Wilson, Jr. 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR proposals 2, 3 and 4. E97996-P36152

E97997-P36152

NN, INC. *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 20, 2020. See the reverse side of this notice to obtain proxy materials and voting instructions. E97998-P36014 You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. Meeting Information Meeting Type: Annual Meeting For holders as of: March 24, 2020 Date: May 20, 2020 Time: 10:00 AM EDT Location: Hilton Garden Inn Charlotte Waverly 7415 Waverly Walk Avenue Charlotte, North Carolina 28277

E97999-P36014 Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 6, 2020 to facilitate timely delivery. How to View Online: Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) in the subject line. NOTICE AND PROXY STATEMENT FORM 10-K Proxy Materials Available to VIEW or RECEIVE: Vote In Person: If you choose to vote these shares in person at the meeting, you must request a "legal proxy." To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form. Before You Vote How to Access the Proxy Materials How To Vote Please Choose One of the Following Voting Methods

Voting Items 2. Approval of the issuance of common stock in accordance with the Nasdaq Marketplace Rules 5635(b) and 5635(d) upon (i) conversion or redemption of the Series B Convertible Preferred Stock, and (ii) exercise of warrants, in each case, issued pursuant to that certain Securities Purchase Agreement, dated December 5, 2019, by and among NN, Inc. and the investors named therein. 3. Advisory (non-binding) vote to approve the compensation of the named executive officers of NN, Inc. 4. Advisory (non-binding) vote to ratify the selection of PRICEWATERHOUSECOOPERS LLP as registered independent public accounting firm. NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof. 01) Raynard D. Benvenuti 02) Christina E. Carroll 03) David K. Floyd 04) Jeri J. Harman 05) Steven T. Warshaw 06) Thomas H. Wilson, Jr. 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposals: E98000-P36014

Voting Instructions E98001-P36014